Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among:

IPSEN BIOPHARMACEUTICALS, INC.,

ANEMONE ACQUISITION CORP.,

ALBIREO PHARMA, INC. and

IPSEN PHARMA SAS,

solely for the limited purposes set forth herein

Dated as of January 8, 2023

i

EXHIBIT

Exhibit A	Definitions	A-1

Exhibit B	Certificate of Incorporation of the Surviving Corporation	B-1

Exhibit C	Form of Contingent Value Rights Agreement	C-1

ANNEX

Annex I	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 8, 2023, by and among Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Parent”); Anemone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Albireo Pharma, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 9.5, Section 9.6, Section 9.8 and Section 9.11, Ipsen Pharma SAS, a French société par actions simplifiée (“Guarantor”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under, or required by, this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for (i) $42.00 per Share, to the seller in cash, without interest (the “Closing Amount”), plus (ii) one (1) contractual contingent value right per Share representing the right to receive a contingent payment, to the seller in cash, without interest, upon the achievement of the milestone set forth in the CVR Agreement (as defined below) (a “CVR”) (the Closing Amount plus one (1) CVR, collectively, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), upon the terms and subject to the conditions of this Agreement.

B.            Following the consummation of the Offer, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share not owned by Parent, Merger Sub or the Company as of the Effective Time shall be converted into the right to receive the Offer Price, without interest thereon, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C.            The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the Delaware General Corporation Law (the “DGCL”), (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer (such recommendation, the “Company Board Recommendation”).

D.            The board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the Transactions.

E.            Each of Parent, Merger Sub and the Company acknowledges and agrees that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated immediately following the Offer Acceptance Time.

F.            Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

Article I
THE OFFER

Section 1.1             The Offer.

(a)            Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable after the date of this Agreement but in no event later than ten business days following the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. Parent and the Company shall coordinate on determining the date on which Merger Sub commences the Offer (the “Offer Commencement Date”).

(b)            Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Merger Sub expressly reserves the right to (i) increase the Offer Price or (ii) waive any Offer Condition (other than the Minimum Condition and the Termination Condition); provided, that unless otherwise provided by this Agreement, without the prior written consent of the Company, neither Parent nor Merger Sub shall (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions or any other terms or conditions of this Agreement in a manner that would, or would reasonably be expected to, adversely affect any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions (except to effect an extension of the Offer to the extent expressly permitted or required by this Section 1.1), (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be terminated or withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.1.

(c)            Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the 20th business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date”, and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary in this Agreement, but subject to the Parties’ respective termination rights under Section 8.1: (i) if, as of the scheduled Expiration Date, any Offer Condition (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time) is not satisfied and has not been waived, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied; (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and (B) periods of up to ten business days per extension, until the Regulatory Condition has been satisfied; (iii) if, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition and those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time) is not satisfied and has not been waived, Merger Sub shall (and Parent shall cause Merger Sub to), extend the Offer on one or more occasions for an additional period specified by Merger Sub of up to ten business days per extension, to permit such Offer Condition to be satisfied; and (iv) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time) have been satisfied or waived, (A) at the written request of the Company, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on up to two occasions for an additional period specified by the Company of up to ten business days per any such extension to permit the Minimum Condition to be satisfied, and (B) Merger Sub may extend the Offer on up to two occasions for an additional period specified by the Company of up to ten business days per any such extension to permit the Minimum Condition to be satisfied; provided, that in no event shall Merger Sub: (1) extend or be required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in accordance with Section 8.1 and (y) the first business day immediately following the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company; provided, further, that if, at the then-scheduled Expiration Date, a Party brings or shall have brought any Legal Proceeding in accordance with Section 9.5 to enforce specifically the performance of the terms and provisions of this Agreement, the Expiration Date shall be extended (A) for the period during which such Legal Proceeding is pending or (B) by such other time period established by the Governmental Body presiding over such Legal Proceeding, as the case may be; provided, however, that Merger Sub shall not be required to extend the Offer to a date later than the End Date unless either Parent or Merger Sub is then prohibited from terminating this Agreement pursuant to Section 8.1(d), in which case, Merger Sub shall be required to extend the Offer beyond the End Date. Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated in accordance with Section 8.1.

(d)            Termination of Offer. Parent shall not, and Parent shall cause Merger Sub not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.1. In the event that this Agreement is terminated pursuant to Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e)            Offer Documents. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares, in each case, as and to the extent required by applicable Legal Requirements, and (iii) otherwise comply with the filing requirements of Rule 14d-3(a) promulgated under the Exchange Act, the dissemination requirements of Rule 14d-4(a), and the disclosure requirements of Rule 14d-6(a) promulgated under the Exchange Act, in each case, as and to the extent required by applicable Legal Requirements. Parent and Merger Sub shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). Except from and after the time at which a Company Adverse Change Recommendation is effected, the Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments.

(f)            Payment; Funds. On the terms specified herein and subject to the satisfaction or, to the extent waivable by Parent or Merger Sub, waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment and pay for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within two business days) after the Expiration Date (the time of such acceptance, the “Offer Acceptance Time”). Without limiting the generality of Section 9.10, Parent shall provide (or cause to be provided) to Merger Sub, on a timely basis, all of the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

(g)            Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; it being understood that nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

(h)            Updates. Parent shall use reasonable efforts to keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s reasonable written request, use reasonable efforts to provide the Company as soon as reasonably practicable with the most recent report then available detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Section 1.2             Company Actions.

(a)            Schedule 14D-9. As promptly as practicable on the day that the Offer is commenced, following the filing of the Schedule TO, the Company shall (i) file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation and (ii) otherwise comply with the requirements of Rules 14d-5 and 14d-9 promulgated under the Exchange Act, as and to the extent required by applicable Legal Requirements. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Unless requested otherwise by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Except from and after the time at which a Company Adverse Change Recommendation is effected, Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Merger Sub and their stockholders that may be required in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The obligations of the Company in this Section 1.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation or has formally determined to do so. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b)            Stockholder Lists. The Company shall cause its transfer agent to promptly furnish to Parent a list of the Company’s stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the commencement of the Offer. Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control. The information contained in any such mailing labels, lists or files shall be subject in all respects to the Confidentiality Agreement.

Article II
MERGER TRANSACTION

Section 2.1             Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.

Section 2.2             Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.3             Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated in accordance with Section 8.1, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place electronically by exchange of signatures at 1:00 a.m., Eastern Time, on the same date as the Offer Acceptance Time except if (subject to Section 1.1(b)) the conditions set forth in Section 7.1 shall not be satisfied or waived by such date, in which case on no later than the first business day on which the conditions set forth in Section 7.1 are satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, Section 251(h) of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 2.4             Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)            subject to Section 6.6, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation in the form attached hereto as Exhibit B;

(b)            subject to Section 6.6, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(c)            the directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub as of immediately prior to the Effective Time; and

(d)            the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Merger Sub as of immediately prior to the Effective Time.

Section 2.5             Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or any holder of any shares of any capital stock of Merger Sub:

(i)            any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) or any Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)            any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)            any Shares irrevocably accepted for purchase in the Offer shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iv)            except as provided in clauses (i), (ii) and (iii) above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below) shall be converted into the right to receive (A) the Closing Amount in cash, plus (B) one (1) CVR, in each case, without interest thereon ((A) and (B) collectively, the “Merger Consideration”), subject, for the avoidance of doubt, to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e), and shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in accordance with Section 2.6 without interest thereon and the CVR Agreement; and

(v)            each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of the Surviving Corporation.

(b)            If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; it being understood that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

(c)            Except to the extent any portion of a Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Legal Requirements, the Parties intend to treat Milestone Payment Amounts made with respect to CVRs issued in exchange for Shares pursuant to this Agreement for U.S. federal and applicable state and local income Tax purposes as additional consideration. Parent and the Surviving Corporation shall report imputed interest on the CVRs as required by applicable Legal Requirements.

Section 2.6             Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall, in each case, be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, cash sufficient to make payment of the Closing Amount payable pursuant to Section 2.5 (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. Parent shall be responsible for all expenses of the Paying Agent. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; provided, further, that no such investment or losses thereon shall affect amounts payable to the holders of Company Common Stock pursuant to this Agreement (including in the Offer or the Merger). To the extent there are losses or the Payment Fund for any reason (including Dissenting Shares losing their status as such) is less than the level required to pay the aggregate consideration payable pursuant to the Offer or the aggregate Merger Consideration payable pursuant to this Agreement, Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds, in cash, to the Payment Fund for the benefit of such holders of Company Common Stock in the amount of any such losses or other amounts necessary to satisfy the obligations of Parent and the Surviving Corporation to make prompt payments of the amounts payable pursuant to this Agreement (including in the Offer or the Merger).

(b)            Promptly (but in no event later than three business days) after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares or Company Warrants entitled to receive the Merger Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration (including payment in the form of or with respect to any CVR) is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration (including payment in the form of or with respect to any CVR) with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate or Book-Entry Shares have been converted pursuant to Section 2.5, including the payments due to such holders (if any) pursuant to the CVR Agreement.

(c)            At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)            At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e)            Each of the Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any payee thereof such amounts as it is required to deduct or withhold therefrom under applicable Legal Requirements; provided, that except (i) with respect to amounts treated as compensation for Tax purposes or (ii) as a result of the failure of any holder of Shares to provide an Internal Revenue Service Form W-9 or W-8, as applicable, Parent shall provide the Company written notice of any applicable payor’s intention to make such deduction or withholding at least five days prior to Closing and shall provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction or relief from such deduction or withholding. Any such amounts deducted or withheld and remitted to the appropriate Governmental Body in accordance with applicable Legal Requirements shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent shall pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration (including payment in the form of or with respect to any CVR) to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

Section 2.7             Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such Shares shall not be deemed to be Dissenting Shares. Within ten days after the Effective Time, the Surviving Corporation shall provide each of the holders of Shares with the notice contemplated by Section 262 of the DGCL. The Company shall give prompt written notice to Parent of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and Legal Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any voluntary payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.8             Effect on Company Warrants. Each Company Warrant that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time in exchange for the right to receive (i) cash in an amount equal to the product of (A) the total number of Shares subject to such Company Warrant immediately prior to the Effective Time, multiplied by (B) the excess of (x) the Closing Amount over (y) the exercise price payable per Share under such Company Warrant, which amount shall be paid in accordance with Section 2.9(a), mutatis mutandis, and (ii) one (1) CVR for each Share subject to such Company Warrant immediately prior to the Effective Time. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each Company Warrant shall thereafter represent only the right to receive the applicable Merger Consideration.

Section 2.9             Treatment of Company Options; Company Restricted Stock Units.

(a)            As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each then-outstanding Company Option, whether vested or unvested, shall be treated as follows:

(i)            Each such Company Option that was granted prior to the date hereof (the “Cutoff Date”) having an exercise price per Share that is less than the Closing Amount will be cancelled and converted into the right to receive (A) cash in an amount, without interest, equal to the product of (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the excess of (I) the Closing Amount over (II) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 2.9(c) (the “Option Consideration”) and (B) one (1) CVR for each Share subject to such Company Option immediately prior to the Effective Time.

(ii)            Each such Company Option that was granted prior to the Cutoff Date having an exercise price per Share that is equal to or greater than the Closing Amount and less than the Offer Price will be cancelled and converted into the right to receive, if the Milestone is achieved, cash in an amount equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess of (x) the Per Share Value Paid over (y) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 2.9(c). “Per Share Value Paid” means the sum of (I) the Closing Amount and (II) the amount per Share in cash payable on the Milestone Payment Date under the CVR Agreement.

(iii)            Each such Company Option (A) that was granted on or after the Cutoff Date or (B) having an exercise price per Share that is equal to or greater than the Offer Price will be cancelled without any consideration being payable in respect thereof, and have no further force or effect.

(b)            (i) Each outstanding and unvested Company Restricted Stock Unit that was granted prior to the Cutoff Date, and (ii) each outstanding and unvested Company Restricted Stock Unit that was granted on or following the Cutoff Date set forth on Section 2.9(b) of the Company Disclosure Schedule under the heading “Accelerated 2023 RSUs” shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further actions on the part of the holders thereof, Parent, Merger Sub or the Company, each vested Company Restricted Stock Unit shall be cancelled and converted into the right to receive (1) cash in an amount, without interest, equal to the product of (x) the total number of Shares issuable in settlement of such Company Restricted Stock Unit immediately prior to the Effective Time, multiplied by (y) the Closing Amount, which amount shall be paid in accordance with Section 2.9(c), and (2) one (1) CVR for each Share subject to such Company Restricted Stock Unit immediately prior to the Effective Time (collectively, the “RSU Consideration”) and (ii) all remaining Company Restricted Stock Units that were granted following the Cutoff Date, including those set forth on Section 2.9(b) of the Company Disclosure Schedule under the heading “Cancelled 2023 RSUs” will be cancelled and have no further force or effect, and a cash retention award program will be established following the Effective Time reflecting the terms set forth in Section 2.9(b) of the Company Disclosure Schedule.

(c)            As soon as reasonably practicable (but in no event later than ten business days) after the Effective Time, Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration payable with respect to Company Options and the aggregate RSU Consideration payable with respect to Company Restricted Stock Units, in each case, held by current or former employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 2.6(e)); provided, that to the extent the holder of a Company Equity Award is not, and was not at any time during the vesting period of the Company Equity Award, an employee of the Company for employment Tax purposes, the Option Consideration payable pursuant to this Section 2.9 with respect to such Company Option and/or the RSU Consideration payable pursuant to this Section 2.9 with respect to such Company Restricted Stock Unit shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6. As soon as reasonably practicable following the Milestone Payment Date, if any (but in any event no later than the second regular payroll date following the Milestone Payment Date, and in all events no later than the date that is 75 days following the date on which the Milestone is achieved), Parent shall, or shall cause the Surviving Corporation or a Subsidiary thereof to, pay, through Parent’s, the Surviving Corporation’s or such Subsidiary’s payroll system (and subject to withholding, if any, as provided in Section 2.6(e)), to each former holder of a Company Option or Company Restricted Stock Unit, such holder’s payment, if any, due in accordance with Section 2.9(a) or Section 2.9(b), as the case may be. If any such payment in accordance with this Section 2.9(c) cannot be made through the applicable payroll system or payroll provider or by the Paying Agent, then the Surviving Corporation will issue a check for such payment to such former holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Company’s personnel records for such former holder as soon as reasonably practicable following the Closing or the Milestone Payment Date, as applicable. The terms of the CVRs to be issued to any holder of Company Options or Company Restricted Stock Units pursuant to this Section 2.9 and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement and this Section 2.9.

(d)            Parent shall cause the Surviving Corporation to, at all times from and after the Effective Time, maintain sufficient liquid funds to satisfy their obligations to holders of Company Equity Awards pursuant to this Section 2.9.

(e)            Prior to the Effective Time, and subject to the prior review and reasonable approval of Parent, the Company shall take all actions necessary to give effect to the transactions contemplated by this Section 2.9. During the Pre-Closing Period, the Company shall mail (which may be email) to each holder of Company Equity Awards a letter in a form reasonably acceptable to Parent describing the treatment of and payment for such Company Equity Awards pursuant to this Section 2.9 and providing instructions to obtain payment therefor.

(f)            Notwithstanding anything herein to the contrary, to the extent a payment pursuant to this Section 2.9 would trigger a Tax or penalty under Section 409A of the Code, Parent may adjust the time and/or manner of such payment, and such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(g)            The Parties intend, to the extent consistent with applicable Legal Requirements, to treat any payments made in respect of a CVR received with respect to any Company Equity Awards for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to a holder of a Company Equity Award as a payment itself).

Section 2.10            Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in Article III is subject to (a) exceptions and disclosures set forth in the Company Disclosure Schedule and (b) disclosure in the Company SEC Documents filed on or after January 1, 2021 and prior to the date of this Agreement other than any cautionary or forward-looking information contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents); provided, however, that nothing set forth in the Company SEC Documents shall be deemed to modify or qualify any representation or warranty set forth in Sections 3.1 (Due Organization; Subsidiaries), 3.3 (Capitalization) or 3.24 (Financial Advisors):

Section 3.1             Due Organization; Subsidiaries.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have a Material Adverse Effect.

(b)            The Company does not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than its Subsidiaries. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c)            Section 3.1(c) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Each such Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not reasonably be expected to have a Material Adverse Effect. The Company owns all of the authorized and outstanding capital stock and other equity interests of each direct Subsidiary and a direct Subsidiary of the Company owns all of the authorized and outstanding capital stock and other equity interests of each other subsidiary, in each case free and clear of any and all Encumbrances (other than Permitted Encumbrances), options, warrants, proxies, voting rights or similar agreements, restrictions or limitations. Each such Subsidiary of the Company is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have a Material Adverse Effect. All the shares of each Subsidiary are fully paid or properly credited (under the applicable legislation in the jurisdiction of incorporation of the relevant Subsidiary) as fully paid. No agreement or arrangement (other than this Agreement) exists pursuant to which any Person has or may in the future have the right (exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any share or loan capital in any Subsidiary (including by way of option or under any right of conversion or pre-emption).

Section 3.2             Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of its and its Subsidiaries’ certificate of incorporation and bylaws (or equivalent organizational documents, as applicable), in each case, including all amendments thereto, as in effect on the date of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents, as applicable).

Section 3.3             Capitalization.

(a)            The authorized capital stock of the Company consists of: (i) 60,000,000 Shares, of which 20,752,646 Shares have been issued and 20,744,886 Shares are outstanding as of the close of business on January 5, 2023 (the “Reference Date”); and (ii) 50,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares are, and all shares of Company Common Stock subject to issuance as specified in Section 3.3(c), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(b)           As of the date of this Agreement, (i) none of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares are subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Share. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c)           As of the close of business on the Reference Date: (i) 2,778,083 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 912,353 Shares are subject to issuance on settlement of outstanding Company Restricted Stock Units; (iii) 206,055 Shares are reserved for issuance under the ESPP and 22,483 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per share of Company Common Stock as reported on the purchase date for the current offering period was equal to the Offer Price and employee contributions continue until such purchase date at the levels in place as of the Reference Date); and (iv) 5,311 Shares are subject to issuance pursuant to the Company Warrants. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all Company Equity Plans covering the Company Equity Awards outstanding as of the date of this Agreement and the forms of all award agreements evidencing such Company Equity Awards and all Company Equity Awards were issued in all material respects in accordance with the terms of the applicable Company Equity Plans and Legal Requirements. Other than as set forth in this Section 3.3(c), there are no issued, reserved for issuance, outstanding or authorized stock options, restricted stock unit awards, restricted stock awards, stock appreciation, phantom stock, profit participation or similar rights or equity or equity-based awards with respect to the Company to which the Company is a party or by which the Company is bound.

(d)           Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity interest in the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 3.4          SEC Filings; Financial Statements.

(a)           Since January 1, 2021, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act, but only to the extent that such information that was filed or furnished complied with the requirements of Regulation FD and applicable securities laws. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)           The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c)            The Company maintains, and at all times since January 1, 2021, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2021, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)            Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)           Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(h)           The information with respect to the Company that the Company furnishes to Parent or Merger Sub in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)             Notwithstanding anything else to the contrary set forth in this Agreement, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

Section 3.5          Absence of Changes.

(a)            Since January 1, 2022, there has not occurred any event, change, occurrence, circumstance or development that has or would reasonably be expected to have a Material Adverse Effect.

(b)           Except as expressly contemplated by this Agreement or any COVID-19 Measures, from January 1, 2022 through the date of this Agreement, the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions), and none of the Company or any of its Subsidiaries has taken any action that would have required the consent of Parent under Sections 5.2(b) (v), (vii), (ix), (x) or (xiv) had such action or event occurred after the date of this Agreement.

Section 3.6          Title to Assets. Each of the Company and its Subsidiaries has good and valid title to all material assets (excluding Intellectual Property Rights, which are covered under Section 3.8) owned by it as of the date of this Agreement, including all material assets reflected on the Company’s consolidated balance sheet in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Balance Sheet”), except for assets sold or otherwise disposed of in the ordinary course of business since January 1, 2022 and except where such failure would not reasonably be expected to have a Material Adverse Effect.

Section 3.7          Real Property.

(a)           Neither the Company nor any of its Subsidiaries own any real property.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries holds a valid and existing leasehold interest in the material real property that is leased, subleased or sub-subleased by the Company or such Subsidiary, as applicable, from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases, subleases or sub-subleases with respect to real property to which the Company is a party. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 3.8          Intellectual Property.

(a)            As of the date of this Agreement, Section 3.8(a) of the Company Disclosure Schedule sets forth a list of (i) all Owned Company Registered IP related to Bylvay (odevixibat); and (ii) all other material Owned Company Registered IP, in each case of (i) and (ii), identifying (A) the name of the owner(s), (B) the jurisdiction of application/registration, (C) the application, Patent or registration number and (D) the application or registration date, as applicable, for each item of Owned Company Registered IP. To the knowledge of the Company, each of the Patents and Patent applications, which are owned or purported to be owned by the Company or one of its Subsidiaries and included in the Owned Company Registered IP, properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Legal Requirements of the United States of America and the applicable foreign jurisdiction. To the knowledge of the Company, all Company Registered IP is subsisting, valid, enforceable, and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to the Company Registered IP owned or purported to be owned, in whole or in part, by the Company (the “Owned Company Registered IP”) and all other Company Registered IP for which the Company has responsibility for prosecution and maintenance activities, all necessary registration, maintenance, renewal and other relevant filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States of America or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Company Registered IP in full force and effect and, except as set forth on Section 3.8(a) of the Company Disclosure Schedule, there are no such filings, payments or other actions that must be made or taken on or before the three-month anniversary of the Closing Date. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than pre-issuance patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is pending or, to the knowledge of the Company, threatened, in which the use, scope, validity, enforceability or ownership of any Company Registered IP is being or has been contested or challenged. To the knowledge of the Company, the Company and its Subsidiaries have complied with all Legal Requirements regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Owned Company Registered IP and all other Company Registered IP for which the Company has responsibility for prosecution and maintenance activities, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Company or one of its Subsidiaries, as the case may be, (i) is the sole and exclusive owner of all right, title and interest in and to all Owned Company Registered IP and all other Company IP, and (ii) to the knowledge of the Company, has valid and continuing rights, pursuant to valid written agreements, to use all other Intellectual Property Rights as the same are used in or necessary for the conduct of the business as presently conducted by the Company and its Subsidiaries, in each case, free and clear of all Encumbrances other than Permitted Encumbrances, including the right to receive royalties with respect to such Intellectual Property Rights. The Owned Company Registered IP is currently in compliance in all material respects with all Legal Requirements necessary to record and perfect the Company’s interest in, and the chain of title of, the Owned Company Registered IP and to ensure the ability to claim priority in all jurisdictions.

(c)           The Company or one of its Subsidiaries, as the case may be, has executed valid and enforceable written agreements with each of its former and current directors, officers, employees, consultants and independent contractors who were or are, as applicable, engaged in creating or developing any material Company IP, pursuant to which each such Person has: (i) agreed to hold all Know-How and confidential information of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company or one of its Subsidiaries, as applicable, all of such Person’s rights, title and interest in and to all material Intellectual Property Rights created or developed for the Company or its Subsidiaries in the course of such Person’s employment or other retention by the Company or its Subsidiaries. The Company has maintained copies of each such executed written agreement and, to the knowledge of the Company, no party thereto is in default or breach of any such agreements.

(d)           No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Company IP (other than as disclosed on Section 3.8(a) or Section 3.8(d) of the Company Disclosure Schedule), except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Company IP and does not require or otherwise obligate the Company or its Subsidiaries to grant or offer to any such Governmental Body or institution any material license or other material right to such Company IP (except for use rights during the term of the applicable agreement between the Company or one of its Subsidiaries and such Governmental Body or educational institution), including the right to receive royalties for the practice of such Company IP (other than pursuant to any In-bound License disclosed on Section 3.8(j) of the Company Disclosure Schedule).

(e)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company: (i) to the knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted has not since January 1, 2021 infringed any valid and enforceable Intellectual Property Rights of any Person, or misappropriated or otherwise violated any Intellectual Property Rights owned by any Person, and is not infringing any valid and enforceable Intellectual Property Rights of any Person, or misappropriating or otherwise violating any Intellectual Property Rights owned by any other Person; and (ii) to the knowledge of the Company, no Person has since January 1, 2021 infringed, misappropriated, or otherwise violated, or is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries. As of the date of this Agreement, no Legal Proceeding is pending (or, to the knowledge of the Company, is threatened) (A) against the Company or its Subsidiaries alleging that the operation of the business of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or its Subsidiaries that another Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any material Company IP or any material Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has since January 1, 2021 received any written notice or other written communication alleging that the operation of the business of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Intellectual Property Right of another Person. Notwithstanding anything to the contrary herein, the representations and warranties in this Section 3.8(e) constitute the only representations and warranties hereunder with respect to infringement, misappropriation or other violation of any Intellectual Property Rights.

(f)            The Company and its Subsidiaries have taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality and value of the Know-How and other confidential information included in the Company IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No trade secret, Know-How or proprietary information material to the business of the Company and its Subsidiaries as presently conducted, as of the date of this Agreement has been authorized to be disclosed or, to the knowledge of the Company, has been actually disclosed by the Company to any Person other than pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, and excluding any Know-How or proprietary information disclosed by the Company in publications or public filings, including as required under applicable securities laws.

(g)           None of the material Company IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely and materially restricts the use, transfer, registration or licensing of, or adversely and materially affects the validity or enforceability of, any such Company IP.

(h)           (i) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted by Company and its Subsidiaries, (ii)  to the Company’s knowledge, in the 12 months immediately prior to the date of this Agreement, there have been no material failures, breakdowns or other adverse events materially affecting any such Company Systems that have caused a material disruption or interruption to the conduct of the business of the Company and its Subsidiaries, and (iii)  to the Company’s knowledge, in the 12 months immediately prior to the date of this Agreement, there have not been any material incidents of unauthorized access or other security breaches of the Company Systems.

(i)            The Company and the Company’s Subsidiaries have, since January 1, 2021, materially complied with: (i) all applicable Legal Requirements and Privacy Laws relating to the Company and its Subsidiaries’ collection, storage, transfer and use of Personal Information, (ii) the Company and its Subsidiaries’ policies and notices regarding the processing and security of Personal Information, and (iii) the requirements of any Contracts relating to the Company and its Subsidiaries’ collection, storage, transfer and use of Personal Information to which the Company and its Subsidiaries are a party. Since January 1, 2021, the Company and each of its Subsidiaries have adopted and followed commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Information in their custody or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and the Company and each of its Subsidiaries has taken commercially reasonable steps to require that any third party with access to Personal Information collected by or on behalf of the Company or any of its Subsidiaries has taken commercially reasonable steps to protect the Personal Information in accordance with applicable Privacy Laws. Since January 1, 2021, the Company and the Company’s Subsidiaries have implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information where such steps are required by applicable Privacy Laws. To the Company’s knowledge, the Company and its Subsidiaries have not been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Personal Information or alleging any violation of applicable Privacy Laws.

(j)            Section 3.8(j) of the Company Disclosure Schedule sets forth each agreement pursuant to which the Company or one of its Subsidiaries (i) is granted a license or is assigned, granted, or provided or otherwise receives or is conveyed any right (including a right or option to receive a license or be free from suit), under any Intellectual Property Right owned by any third party that is used by and material to the Company or its Subsidiaries in its or their business as currently conducted, other than (A) any such agreements where the only Intellectual Property Rights granted to the Company or any of its Subsidiaries are non-exclusive rights granted solely for the purpose of enabling the Company’s use or exploitation of the services or deliverables provided to the Company pursuant to such agreements and (B) any material transfer agreements with an annual cost of no more than $500,000, clinical trial agreements with an annual cost of no more than $500,000, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings or off-the-shelf software licenses, (each such agreement covered by clause (i), an “In-bound License”), or (ii) grants to any third party a license or assigns, grants, or otherwise provides or conveys any right (including a right or option to receive a license or be free from a suit) under any material Company IP or material Intellectual Property Right licensed to the Company under an In-bound License, other than (A) any such agreement granting non-exclusive rights granted solely for the purpose of providing services or conducting activities within the scope of such agreements and (B) any material transfer agreements with an annual cost of no more than $500,000, clinical trial agreements with an annual cost of no more than $500,000, nondisclosure agreements or services agreements or non-exclusive outbound licenses entered into in the ordinary course of business, in each case, which do not transfer ownership of any material Intellectual Property Rights from the Company or any of its Subsidiaries or grant exclusive rights or impose restrictions or non-asserts with respect to any material Intellectual Property Rights owned by or exclusively licensed to the Company or any of Subsidiaries (except for non-exclusive rights granted solely for the purpose of providing services or conducting activities within the scope of such agreements) (each such agreement covered by clause (ii), an “Out-bound License”).

(k)            Since January 1, 2021, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries or and neither Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Personal Information.

Section 3.9          Contracts.

(a)            Section 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract (1) that is a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other Acquisition Proposals or (2) that is an Employee Plan, which shall be governed under Section 3.16, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i)            any Company Contract (A) limiting the freedom or right of the Company or its Subsidiaries, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries or exclusivity obligations or restrictions, in each case that materially limit the freedom or right of the Company or any of its Subsidiaries to (i) sell, distribute or manufacture any products or services or any technology or other assets or (ii) acquire or obtain any material products or services from any other Person;

(ii)           any Company Contract that requires by its terms or is reasonably likely to require, during the remaining term of such Company Contract, the payment or delivery of cash or other consideration by or to the Company in an amount having an expected value in excess of $500,000 in the fiscal year ending December 31, 2022 or in any single fiscal year thereafter, other than any material transfer agreements, nondisclosure agreements, services agreements, or licenses of commercially available software entered into in the ordinary course of business, in each case, which do not transfer ownership of material Intellectual Property Rights from the Company or any of its Subsidiaries or grant rights or impose restrictions or non-asserts with respect to any material Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries (except for non-exclusive rights granted solely for the purpose of providing services or conducting activities within the scope of such agreements);

(iii)          any Company Contract under which the Company or one of its Subsidiaries (A) licenses or sublicenses Intellectual Property Rights to any third party or (B) licenses or sublicenses Intellectual Property Rights from any third party (in each case, other than (w) non-disclosure agreements, (x) non-exclusive licenses granted by the Company or a Subsidiary in the ordinary course of business or in connection with the provision or sale of any products or services, (y) licenses of commercially available software or other technology granted to the Company or a Subsidiary or (z) licenses to open source, public or freeware software or other materials), in each case, which Company Contract is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)          any Company Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of its Subsidiaries;

(v)           any Company Contract constituting or providing for the formation, creation, operation, management or control of any a joint venture, partnership or limited liability company;

(vi)          any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(vii)         any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(viii)       any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than (A) offer letters that can be terminated at will without severance obligations and (B) Company Contracts pursuant to Company Equity Awards);

(ix)          any Company Contract for the lease, sublease or sub-sublease of any material real property;

(x)           any Company Contract that relates to the acquisition or disposition by the Company or any of its Subsidiaries of any Person or any business unit, division or capital stock or other equity interests thereof (whether by merger or consolidation, sale of stock, sale of assets or by any other manner), which acquisition or disposition has not been consummated as of the date of this Agreement or with respect to which the Company or any of its Subsidiaries has any continuing obligations;

(xi)          any Company Contract with any Governmental Body under which payments in excess of $1,000,000 were received by the Company in the most recently completed fiscal year;

(xii)         each Contract to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) has continuing guarantee, “earn-out” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that could result in payments in excess of $500,000 or (B) grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights;

(xiii)        all collective bargaining agreements or other Contracts with any labor union, employee association or representative, works council or other labor organization;

(xiv)        any Company Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the business of the Company and its Subsidiaries, taken as a whole, other than any such Company Contracts entered into in the ordinary course of business;

(xv)         any Contract providing for the resolution or settlement of any Legal Proceeding, whether actual or, to the knowledge of the Company, threatened, involving the Company or any of its Subsidiaries for an amount in excess of $500,000; or

(xvi)        any hedging, swap, derivative or similar Company Contract.

(b)           As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Company, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract; (ii) each Material Contract is, with respect to the Company and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect; (iii) to the knowledge of the Company, each Material Contract is enforceable by the Company in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (iv) since January 1, 2022 through the date of this Agreement, the Company has not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured; and (v) the Company has not waived in writing any material rights under any Material Contract.

Section 3.10        Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company or any of its Subsidiaries under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since January 1, 2022; and (v) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.11        Compliance with Legal Requirements. The Company and each of its Subsidiaries is, and since January 1, 2021, has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and since January 1, 2021, neither the Company nor any of its Subsidiaries have been given written notice of, or been charged with, any unresolved violation of, any Legal Requirement, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12        Regulatory Matters.

(a)            The Company and each of its Subsidiaries possesses all material approvals, authorizations, certificates, registrations, licenses, exemptions, permits, clearances, and consents (“Regulatory Authorizations”) from the U.S. Food and Drug Administration (the “FDA”) and all other applicable Governmental Bodies relating to the Company’s and each of its Subsidiaries’ products and product candidates (“Company Products”) or that are necessary for the Company or any of its Subsidiaries to conduct its business in all material respects as presently conducted. Except as would not reasonably be expected to have a Material Adverse Effect, (i) all such Regulatory Authorizations are (A) in full force and effect, (B) validly registered and on file with applicable Governmental Bodies and (C) in compliance with all formal filing and maintenance requirements and (ii) the Company and each of its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Regulatory Authorizations, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (1) the Company and each of its Subsidiaries has filed, maintained or furnished to the FDA or other applicable Governmental Bodies all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and (2) all such submissions were complete and accurate and in compliance in all material respects with applicable Legal Requirements when filed (or were corrected or completed in a subsequent filing).

(b)           The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in material compliance with applicable Legal Requirements, including the FDCA and its implementing regulations, relating to the development, testing, manufacturing, holding, marketing, selling, distributing, labeling, promoting, advertising, importing or exporting of pharmaceutical products, including without limitation, (i)  requirements for obtaining Regulatory Authorizations, (ii) requirements for establishment registration and product listing; (iii) payment of all application and program fees invoiced for the Company Products, (iv) label and labeling requirements and (vi) applicable promotion and advertising requirements.

(c)            All non-clinical studies and clinical investigations sponsored by the Company or any of its Subsidiaries are being conducted in material compliance with applicable Legal Requirements, including Good Laboratory Practices and Good Clinical Practices. None of the FDA, any other Governmental Body performing functions similar to those performed by the FDA or any institutional review board has sent any written notices or other correspondence or made any oral communication to the Company or any of its Subsidiaries with respect to any proposed, ongoing or completed clinical or non-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests. With respect to each Company Product, the Company has made available to Parent complete and accurate copies of all material clinical and nonclinical data in the possession of and reasonably available to the Company or any of its Subsidiaries and all material written correspondence that exists as of the date of this Agreement between the Company and any of its subsidiaries and the FDA or any other Governmental Body performing functions similar to those performed by the FDA.

(d)           Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any officers, employees or agents of the Company or any of its Subsidiaries, has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators of the Company or any of its Subsidiaries has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

(e)            Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is obtaining and since January 1, 2021, has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in the Company’s ongoing clinical studies. In using or disclosing patient information received by the Company in connection with the Company’s ongoing clinical studies, the Company has complied with all laws and regulatory rules or requirements, in each case to the extent applicable, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, the FDCA and the rules and regulations thereunder.

(f)            To the extent required by applicable Legal Requirements, all manufacturing operations conducted with respect to any Company Product in commercial distribution or used in human clinical trials have been conducted in accordance with the FDCA, Legal Requirements and GMP Regulations, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(g)           Since January 1, 2021, no Company Product has been recalled, withdrawn, suspended or discontinued.

(h)           The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in material compliance with all applicable Healthcare Laws. Neither the Company nor any of its Subsidiaries is subject to any enforcement, regulatory or administrative proceedings regarding alleged non-compliance with any Healthcare Laws and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

Section 3.13        Certain Business Practices. Within the previous five years, neither the Company, any Subsidiary, any director or officer of the Company or any Subsidiary, nor, to the knowledge of the Company, any employee, representative, agent, consultant or any other person (in each case, acting for or on behalf of the Company or any Subsidiary) has violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect, or has, in violation of Anti-Corruption Laws: (i) directly or indirectly paid, offered or promised to make or offer any contribution, gift, entertainment or other expense, (ii) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind to or for the benefit of foreign or domestic government officials or employees, or to foreign or domestic political parties, candidates thereof or campaigns, (iii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, rebate or other similar payment of any nature, (iv) established or maintained any fund of corporate monies or other properties, (v) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing or (vi) taken or caused to be taken any other action in connection with the business of the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has established and maintains policies and procedures designed to reasonably ensure compliance with Anti-Corruption Laws.

Section 3.14        Governmental Authorizations. The Company and each of its Subsidiaries holds all Governmental Authorizations necessary to enable the Company and each such Subsidiary to conduct its business in the manner in which its businesses is currently being conducted, except where failure to hold such Governmental Authorizations would not have a Material Adverse Effect. The material Governmental Authorizations held by the Company and its Subsidiaries are, in all material respects, valid and in full force and effect. The Company and each of its Subsidiaries is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

Section 3.15        Tax Matters.

(a)           Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) each of the Tax Returns required to be filed by, or on behalf of, the Company or any of its Subsidiaries with any Governmental Body have been filed with the appropriate Governmental Body on or before the applicable due date (taking into account any valid extensions of such due date), and all such Tax Returns are true, accurate and complete; (ii) all Taxes of the Company or any of its Subsidiaries due and payable (whether or not shown as due and owing on such Tax Returns) have been timely paid by the Company or any of its Subsidiaries, as applicable; (iii) the Company and each of its Subsidiaries have complied with all applicable Legal Requirements relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Governmental Body (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it; and (iv) neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than its jurisdiction of formation.

(b)           No material deficiency (other than a deficiency that is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated financial statements of the Company to the extent required by GAAP) for any material Tax has been asserted or assessed by a taxing authority in writing against the Company or any of its Subsidiaries which deficiency has not been paid when due, settled or withdrawn. Since January 1, 2021, (i) neither the Company nor any of its Subsidiaries has agreed or settled any action in respect of material Taxes and (ii) no written claim has been made by any Governmental Body in a jurisdiction in which the Company or any of its Subsidiaries, as applicable, does not file Tax Returns that it is or may be subject to any material Tax by, or required to file material Tax Returns in, that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

(c)            Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements that form part of a larger commercial agreement or arrangement, the primary subject matter of which is not Tax, and agreements or arrangements wholly between the Company and/or its Subsidiaries). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: neither the Company nor any of its Subsidiaries (i) has been a member of any consolidated, combined, affiliated, unitary or similar group of companies for any Tax purposes (other than a group the common parent of which was the Company or a Subsidiary) or (ii) has any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, or otherwise by operation of Legal Requirements.

(d)           Within the past two years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)           Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income (including any Company or Subsidiary item that may be included in the computation of the taxable income of Parent or any of its Affiliates) for any period (or portion thereof) ending after the Closing Date as a result of: (A) a change in method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provisions of state, local or non-U.S. income Tax Legal Requirements) made prior to the Closing Date, (B) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Legal Requirements) executed prior to the Closing Date, (C) an installment sale or open transaction disposition made prior to the Closing Date, or (D) any prepaid amount received prior to the Closing Date.

(g)           The Company computes taxable income under the “accrual method” of accounting within the meaning of Section 446 of the Code.

(h)           Neither the Company nor any of its Subsidiaries is subject to any material private letter ruling of the IRS or comparable rulings of any Governmental Body.

(i)             As of the date of this Agreement none of the Company or its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed (other than extensions requested in the ordinary course of business).

(j)             The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code, and has not been a “United States real property holding corporation” during the five-year period ending on the date of this Agreement.

(k)            Neither the Company nor any of its Subsidiaries is the beneficiary of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government.

(l)             Neither the Company nor its Subsidiaries has deferred the payment of any material Taxes under any COVID-19 Measures which Taxes have not been paid as of the date of this Agreement.

Section 3.16        Employee Matters; Employee Plans.

(a)           The Company has delivered or made available to Parent or Parent’s Representatives a schedule that lists all of the employees of the Company and its Subsidiaries as of December 31, 2022, including (i) employee identification number; (ii) job title; (iii) date of hire or engagement; (iv) location of work; (v) annual rate of base salary or hourly compensation; and (vi) target annual cash incentive compensation.

(b)           Neither the Company nor any of its Subsidiaries is a party to, has a duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its Company Associates and, to the knowledge of the Company, there are no labor organizations representing, purporting to represent or seeking to represent any Company Associates. Since January 1, 2021, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company, its Subsidiaries or any of their respective Company Associates. There is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute.

(c)            As of the date of this Agreement, there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened in writing relating to the employment or engagement of any Company Associate, including relating to any Employee Plan. Since January 1, 2021, the Company has complied with all applicable Legal Requirements related to employment, including employment practices, payment of wages and hours of work, leaves of absence, plant closing notification, privacy rights, labor dispute, workplace safety, retaliation, immigration and discrimination matters, except any lack of compliance which has not had and would not reasonably be expected to result in a Material Adverse Effect.

(d)           Section 3.16(d) of the Company Disclosure Schedule sets forth a complete list of each material Employee Plan. The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan (excluding for this purpose all employment agreements, offer letters, and consulting agreements that do not materially deviate from the Company’s standard form) accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; and (iv) the most recent summary plan descriptions and any material modifications thereto.

(e)            Neither the Company nor any ERISA Affiliate has during the past six years maintained, sponsored, contributed to or been required to contribute to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or Section 210 of ERISA, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)            Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Each of the Employee Plans is now, and has since January 1, 2021, been operated in compliance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code (including Code Section 409A), except any lack of compliance which has not had and would not reasonably be expected to have a Material Adverse Effect.

(g)           Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any Employee Plan has any present or future obligation to provide post-employment or post-retirement health, life or welfare benefits to or make any payment to, or with respect to, any Company Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or Employee Plan.

(h)           Since January 1, 2021, all individuals who perform or have performed services for the Company or its Subsidiaries have been properly classified under applicable Legal Requirements as (i) employees or independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 and applicable state laws), and no such individual has been improperly included or excluded from any Employee Plan, and neither the Company nor its Subsidiaries has received notice of any pending or, to the knowledge of the Company, threatened inquiry or audit from any Governmental Body concerning any such classifications, except for non-compliance or exclusions which would not reasonably be expected to result in a Material Adverse Effect.

(i)             The Company and its Subsidiaries maintain no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code.

(j)             The consummation of the Transactions (including in combination with other events or circumstances) will not (i) result in any payment or benefit becoming due to any Company Associate or under any Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any Company Associate under any Employee Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any Company Associate or under any Employee Plan, (iv) limit the right to modify, amend or terminate any Employee Plan (except any limitations imposed by applicable Legal Requirements, if any) or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise tax by any Person under Section 4999 of the Code.

(k)            Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, with respect to any Employee Plan, (i) no Legal Proceeding (other than routine claims for benefits in the ordinary course) are pending, or, to the knowledge of the Company, threatened against any Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or, to the knowledge of the Company, against any fiduciary of any Employee Plan with respect to the operation thereof, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceeding, and (iii) there have been no “prohibited transactions” (as that term is defined in Sections 406 and 407 of ERISA or Section 4975 of the Code) that could subject any Employee Plan or related trust to any liability, Tax or other penalty.

(l)             Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Employee Plan which is subject to any Legal Requirement other than U.S. federal, state or local Legal Requirements (each, a “Non-U.S. Plan”) has (i) been administered in compliance with its terms and operated in compliance with applicable Legal Requirements, (ii) each Non-U.S. Plan required to be registered or approved by a non-U.S. Governmental Body has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. Plan that could reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto and (iii) each Non-U.S. Plan that is required to be funded under applicable Legal Requirements is fully funded or fully insured on a termination basis (determined using reasonable actuarial assumptions).

Section 3.17        Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the Company’s knowledge, the Leased Real Property; (c) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any of its Subsidiaries relating to or arising under Environmental Laws; (d) (i) no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any of its Subsidiaries at levels in excess of applicable permissible exposure levels; and (ii) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any of its Subsidiaries under any Environmental Law; and (e) neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

Section 3.18        Insurance. All material insurance policies with respect to the business and assets of the Company and its Subsidiaries are set forth on Section 3.18 of the Company Disclosure Schedule and the Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all such insurance policies and a description of all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries existing as of the date of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 3.19        Legal Proceedings; Orders.

(a)           As of the date of this Agreement, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against the Company or any of its Subsidiaries or to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected to have a Material Adverse Effect.

(b)           As of the date of this Agreement, there is no order, writ, injunction or judgment to which the Company or any of its Subsidiaries is subject that is reasonably likely to have a Material Adverse Effect.

(c)            To the knowledge of the Company, as of the date of this Agreement, no investigation or review by any Governmental Body with respect to the Company is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.20        Authority; Binding Nature of Agreement. Assuming the representations and warranties set forth in Section 4.8 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and the CVR Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.8 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company Board (at a meeting duly called and held, at which all directors of the Company were present and voting in favor) has unanimously approved the Company Board Recommendation) has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger and (d) resolved to recommend that the stockholders of the Company tender their shares to Merger Sub pursuant to the Offer, which resolutions constituting the Company Board Recommendation, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement and the CVR Agreement each constitute the legal, valid and binding obligation of the Company and are enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.21        Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and the CVR Agreement and to the consummation of the Offer, the Merger and the other Transactions.

Section 3.22          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company; (b) cause a violation by the Company of any Legal Requirement or order which the Company is subject; (c) conflict with, result in breach of, constitute a default under, require any consent or approval under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under any Material Contract, except in the case of clauses (b) through (d), for such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses or Encumbrances as would not reasonably be expected to have a Material Adverse Effect. The Company is not required to give notice to, make any filing with, or obtain any Consent from any Person or any stock market or stock exchange on which shares of Company Common Stock are listed for trading at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the Merger or any of the other transactions contemplated by this Agreement.

Section 3.23          Opinions of Financial Advisors. The Company Board (in such capacity) has received the opinion of Centerview Partners LLC, as financial advisor to the Company, on or prior to the date of this Agreement, that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the consideration, consisting of the Closing Amount, together with one (1) CVR, to be paid to the holders of Shares (other than Excluded Shares and any Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair from a financial point of view to such holders. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company Board.

Section 3.24          Financial Advisors. Except for Centerview Partners LLC and Chestnut Partners, Inc., no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of any agreements with Centerview Partners LLC, Chestnut Partners, Inc. and any other parties set forth in Section 3.24 of the Company Disclosure Schedule.

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Section 3.25          No Other Representations.

(a)          Except for the representations and warranties expressly set forth in this Article III or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Merger Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement or the CVR Agreement, and Parent and Merger Sub and their respective Representatives and Affiliates are not in any way relying on, and waive any claim based on reliance on, any representation, warranty or other information of or statement by the Company, any of the Company’s Subsidiaries or any of its or their Representatives or any other Person except for those expressly set forth in this Article III or in any certificate delivered pursuant to the terms of this Agreement. Except for the representations and warranties expressly set forth in this Article III or in any certificate delivered pursuant to the terms of this Agreement, none of the Company, any of the Company’s Subsidiaries or any of its or their Representatives or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Merger Sub or any other Person with respect to, and none of the Company, the Company’s Subsidiaries or any of its or their Representatives or any other Person shall be subject to, any liability to Parent, Merger Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives or Affiliates providing or making available to Parent, Merger Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on the electronic data room hosted by iDeals under the title Albireopharma (collectively, the “VDR”).

(b)          Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder, the Company acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Merger Sub) or any of its or their Representatives or any other Person on behalf of Parent makes or has made any express or implied representation or warranty with respect to Parent or Merger Sub, or with respect to the accuracy or completeness of any information provided, or made available to the Company, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement and the CVR Agreement and the Company and its Representatives and Affiliates is not in any way relying nor have they relied, and each waives reliance on any representation, warranty or other information or statement by of any Person except for those expressly set forth in Article IV, (ii) that such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub and (iii) no Person has been authorized by Parent, Parent’s Subsidiaries (including Merger Sub) or any of its or their Representatives or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Merger Sub or their respective business or otherwise in connection with this Agreement, the Offer and Merger, and if made, such representation or warranty shall not in any way be relied upon by the Company as having been authorized by either such entity.

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Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1          Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2          Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

Section 4.3          Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and the CVR Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the CVR Agreement has been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. Assuming due authorization, execution and delivery by the Company or the Rights Agent (as the case may be), this Agreement constitutes and, at the Effective Time, the CVR Agreement, will constitute, a legal, valid and binding obligation of Parent and Merger Sub, as the case may be, and is or following execution, will be enforceable against such party in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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Section 4.4          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the CVR Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses or Encumbrances as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement and the CVR Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Offer, the Merger or the other Transactions, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State, (iii) the filing of the Offer Documents with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained, made or given, would not reasonably, individually or in the aggregate, be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the Transactions.

Section 4.5          Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything else to the contrary set forth in this Agreement, Parent and Merger Sub make no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO and the Offer Documents.

Section 4.6          Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Merger Sub, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7          Funds. Parent has, and will at the Closing have, cash resources in immediately available funds and in an amount sufficient to consummate the Transactions, including payment of the aggregate Closing Amount and any fees and expenses of, or payable by, Parent or Merger Sub in connection with the Offer or the Merger. On the Milestone Payment Date, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to satisfy Parent’s cash payment obligations under the CVR Agreement, including payment of the Milestone Payment Amount and any fees and expenses of, or payable by, Parent in connection with the transactions contemplated by the CVR Agreement.

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Section 4.8          Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled “Affiliates” or “Associates” has “owned,” beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. As of the date of this Agreement, neither Parent nor Merger Sub is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 4.9          Absence of Arrangements with Management. Other than this Agreement, as of the date of this Agreement, there are no Contracts or agreements, arrangements or understandings (whether written, oral or otherwise) among Parent, Merger Sub or any of their respective Affiliates (or any other Person on behalf of Parent, Merger Sub or any of their respective Affiliates), on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the Transactions or the operations of the Company or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation or any of its Subsidiaries.

Section 4.10          Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Merger Sub) has entered into any Contract or other agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract or other agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any stockholder of the Company (i) has agreed to tender their shares of Company Common Stock into the Offer or (ii) has agreed to vote against or otherwise oppose any Superior Offer or (b) any third party has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions (including the Offer and the Merger). None of Parent, Merger Sub or any of their Affiliates is party to any Contract or other agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A promulgated under the Exchange Act.

Section 4.11          Investment Intention. Parent is acquiring through the Offer and the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any “blue sky” laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” laws or pursuant to an exemption from any such registration.

Section 4.12          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

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Section 4.13          Acknowledgement by Parent and Merger Sub.

(a)          Except for the representations and warranties expressly set forth in Article III or in any certificate delivered hereunder, Parent and Merger Sub each acknowledge and agree that (i) none of the Company, any of its Representatives or any other Person on behalf of the Company makes or has made any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Merger Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement and the CVR Agreement and Parent or Merger Sub and their respective Representatives and Affiliates are not in any way relying nor have they relied, and each waives reliance on any representation, warranty or other information of or statement by any Person except for those expressly set forth in Article III, (ii) that such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and (iii) no Person has been authorized by the Company, the Company’s Subsidiaries or any of its or their Representatives or any other Person on behalf of the Company to make any representation or warranty relating to the Company or its business or otherwise in connection with this Agreement, the Offer and Merger, and if made, such representation or warranty shall not in any way be relied upon by Parent or Merger Sub as having been authorized by the Company.

(b)          Except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to the terms of this Agreement, Parent and Merger Sub acknowledge that none of the Company, any of the Company’s Subsidiaries or any of its or their Representatives or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Merger Sub or any other Person with respect to, and none of the Company, the Company’s Subsidiaries or any of its or their Representatives or any other Person shall be subject to, any liability to Parent, Merger Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives or Affiliates providing or making available to Parent, Merger Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available in the VDR.

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(c)          In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date of this Agreement from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

Article V
CERTAIN COVENANTS OF THE COMPANY

Section 5.1          Access to Information. Subject to applicable Legal Requirements, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1 (the “Pre-Closing Period”), solely for purposes of furthering the Transactions or integration planning relating thereto, on reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Company to: provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel and books and records; provided, that any such access (a) shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or any of its Subsidiaries or create material risk of damage or destruction to any material assets or property and (b) may be limited by the Company to comply with any applicable COVID-19 Measures and to ensure that such access, in light of COVID-19 or any COVID-19 Measures, does not jeopardize the health and safety of any of the Company’s Representatives or commercial partners. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to disclose or provide access to any information that could be detrimental to the Company’s business or operations or if such disclosure could, in its reasonable discretion (a) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (b) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) or (c) increase the risk of facing any Regulatory Hurdle; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Mutual Confidentiality Agreement, dated January 17, 2022, between the Company and Ipsen Bioscience, Inc., the Mutual Confidentiality Agreement, dated June 10, 2022, between the Company and Guarantor and the Confidentiality Agreement, dated November 22, 2022, between the Company and Parent (collectively, the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the Persons listed on Section 5.1 of the Company Disclosure Schedule.

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Section 5.2            Operation of the Company’s Business.

(a)          During the Pre-Closing Period, except (w) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (x) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) for any COVID-19 Measures or (z) as set forth in Section 5.2(a) of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course; provided, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)          During the Pre-Closing Period, except (w) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (x) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) for any COVID-19 Measures or (z) as set forth in Section 5.2(b) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries shall:

(i)          (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) (other than with respect to any dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its direct or indirect parent) or (B) other than with respect to transactions among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries, repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Share), or any rights, warrants or options to acquire any shares of its capital stock, other than in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Equity Awards;

(ii)          split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

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(iii)        sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by the Company of (A) any capital stock, equity interest or other security of the Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company (except (x) on the exercise of Company Options or settlement of Company Restricted Stock Units, (y) those Company Restricted Stock Units set forth on Section 2.9(b) of the Company Disclosure Schedule under the heading “Maximum 2023 RSU Grant” or (y) pursuant to purchase rights under the ESPP);

(iv)        except as otherwise permitted under the terms of this Agreement or to the extent required by any Employee Plan or applicable Legal Requirements (A) establish, adopt, terminate or amend in any material respect any Employee Plan, (B) amend in any material respect or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plan, including accelerating the vesting of any Company Equity Award, or (C) grant any Company Associate any increase in compensation, bonuses or other benefits, including severance, other than (x) increases with respect to Company Associates who are not directors or executive officers in the ordinary course of business in connection with the Company’s annual merit-based compensation review process or discretionary bonus practices pursuant to the Company’s 2023 salary increase budget proposals previously made available to Parent or (y) in the case of benefits (other than severance) in the ordinary course of business consistent with past practice;

(v)          (A) enter into or amend any change-of-control, retention, employment, severance, consulting or other material agreement with any Company Associate with an annual base salary in excess of $250,000, (B) hire, terminate (other than for cause), or layoff (or give notice of any such actions to) any Company Associate with an annual base salary in excess of $250,000 or (C) promote or change the title of any Company Associate (retroactively or otherwise) with an annual base salary in excess of $250,000;

(vi)        amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

(vii)        form any Subsidiary, acquire any equity interest in any other Entity (other than securities in a publicly traded company held for investment by the Company and consisting of less than 1% of the outstanding capital stock of such Entity, whether directly or indirectly and whether in one transaction or a series of related transactions) or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii)       make or authorize any capital expenditure other than any capital expenditure that (A) is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget; or (B) when added to all other capital expenditures made on behalf of the Company since the date of this Agreement but not provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, does not exceed $50,000 individually or $250,000 in the aggregate during any fiscal quarter;

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(ix)         acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in the Company’s reasonable judgment), transfer, assign, encumber or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property or interests in such asset or property, including any material Intellectual Property Rights (except, in the case of any of the foregoing (A) in the ordinary course of business (including entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful for the conduct of the business of the Company or any of its Subsidiaries and (C) as provided for in Section 5.2(b)(viii));

(x)          lend, make material capital contributions or advances to, or material investments in, any Person (other than between the Company and its wholly owned Subsidiaries), or incur or guarantee any material Indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business or (B) any drawdown of any existing credit facility of the Company or any of its wholly owned Subsidiaries as of the date of this Agreement);

(xi)         other than in the ordinary course of business, amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date of this Agreement would have been a Material Contract, excluding any non-exclusive license agreements;

(xii)        commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided, that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xiii)       settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) an actual or threatened Legal Proceeding or other claim with respect to Taxes, (B) any actual or threatened Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or (C) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (C), (I) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $300,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under clause (I) are not more than $300,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (III) that results solely in a monetary obligation involving payment by the Company of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Balance Sheet; provided, that this Section 5.2(b)(xiii) shall not apply to any Legal Proceeding relating to the matters set forth in Section 2.7 (which shall be subject solely to Section 2.7) or any Legal Proceedings that are the subject of Section 6.7 (which shall be subject solely to Section 6.7);

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(xiv)      enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xv)        adopt or implement any stockholder rights plan or similar arrangement;

(xvi)       adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xvii)      announce, implement or effect any material reductions in force, early retirement programs or mass layoffs;

(xviii)     abandon or fail to maintain or perform any material obligations with respect to, any material Regulatory Authorizations;

(xix)        with regard to any Company Product in development, (A) initiate or commence any new clinical trials, (B) materially amend or modify any existing clinical trial protocols, study recruitment efforts, study enrollment activities or clinical trial timelines, or (C) terminate any ongoing clinical trials or activities for planned clinical trials;

(xx)        with regard to any Company Product in development or in commercial distribution, modify any specification for such Company Product unless such modification is mandated or required by a Governmental Body;

(xxi)        enter into any new material line of business;

(xxii)       (A) make, change or rescind any material Tax election, except as in the ordinary course of business or consistent with past practice; (B) settle or compromise any material Tax claim, liability or refund; (C) change (or request to change) any material method of Tax accounting or Tax accounting period; (D) file any material amended Tax Return; (E) waive or extend any statute of limitations with respect to any assessment or determination of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements) or other binding written agreement with any taxing authority with any Governmental Body or any Tax sharing, allocation or similar agreement (other than such agreements or arrangements that form part of a larger commercial agreement or arrangement, the primary subject matter of which is not Tax, and agreements or arrangements wholly between the Company and/or its Subsidiaries) or (G) apply for any material Tax ruling;

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(xxiii)      terminate, cancel or make any material changes to the structure, limits or terms and conditions of, or otherwise fail to maintain any material insurance policies, including allowing such insurance policies to expire without renewal or comparable replacement coverage; or

(xxiv)      authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xxiii) of this Section 5.2(b).

Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 5.3          No Solicitation.

(a)          For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3 and, for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of, or amendment or modification to any Acquisition Proposal.

(b)          Except as permitted by this Section 5.3, the Company shall, and shall direct its Representatives to, cease any direct or indirect solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, including terminating all access granted to any such Person or its Representatives to any physical or electronic dataroom and the Company shall not and shall direct its Representatives not to, directly or indirectly, (i) continue any direct or indirect solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons that may be ongoing with respect to, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c)) or (iii) amend, fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any securities of the Company or any of its Subsidiaries, except to the extent that the Company Board, after consultation with outside legal counsel, determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirement. As soon as reasonably practicable after the date of this Agreement (but in any event within three (3) business days), the Company shall deliver a written notice to each Person that entered into a confidentiality agreement since January 1, 2022 in anticipation of potentially making an Acquisition Proposal requesting the prompt return or destruction of all confidential information previously furnished to any such Person if the Company has the right to do so under such agreement and has not previously provided such a request.

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(c)          Notwithstanding anything to the contrary in this Agreement, if, at any time on or after the date of this Agreement and prior to the Offer Acceptance Time, the Company or any of its Representatives receives a written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a material breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (A) negotiate and enter into an Acceptable Confidentiality Agreement with the Person or Persons making such Acquisition Proposal and furnish, pursuant to any such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal and their potential sources of financing and their respective Representatives with respect to such Acquisition Proposal; provided, that the Company shall substantially concurrently provide to Parent any non-public information concerning the Company that is provided to any such Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their potential sources of financing and their respective Representatives with respect to such Acquisition Proposal; provided, that the Company may only take the actions described in clauses (A) and (B) above if the Company Board determines, in good faith, after consultation with financial advisors and outside legal counsel, that the failure to take any such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements.

(d)          The Company shall (i) promptly (and in any event within 48 hours of knowledge of receipt by any officer or director of the Company) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal, are received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) provide to Parent a summary of the material terms and conditions of any such Acquisition Proposal (and any amendments thereto), the identity of the Person making any such Acquisition Proposal and, to the extent applicable, promptly after receipt thereof, a copy of the proposed definitive agreement for such Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (and any amendments thereto) on a prompt basis and (iv) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal (and any amendments thereto).

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(e)          Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act. No disclosure or communications expressly permitted pursuant to the foregoing sentence shall be considered a Change of Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in Section 6.1.

(f)          The Company agrees that in the event any Representative of the Company (acting on behalf of the Company and at the authorization of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

Article VI
ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1            Company Board Recommendation.

(a)          The Company hereby consents to the Offer. Subject in each case to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents and, during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal, (ii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders (any action described in clause (i) or (ii) being referred to as a “Company Adverse Change Recommendation”), (iii) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer within ten business days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of such offer or (iv) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions.

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(b)           Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time, and subject to compliance with the other provisions of this Section 6.1:

(i)           if the Company has received a written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of Section 5.3) from any Person, and such Acquisition Proposal has not been withdrawn, (A) the Company Board may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that that such Acquisition Proposal is a Superior Offer; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) at least 96 hours prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 5.3(d) and provided to Parent the latest draft of any documentation being negotiated in connection with the applicable Acquisition Proposal, (y) the Company shall have given Parent 96 hours after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (z) after considering the results of any such negotiations and giving effect to any firm commitments made in writing by Parent, after consultation with outside legal counsel and financial advisors, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make such a Change of Recommendation or to so terminate this Agreement in accordance with Section 8.1(e) would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal, which shall require a new Determination Notice, except that the references to 96 hours shall be deemed to be 48 hours, during which time the Company and its Representatives shall again comply with clause (3) above; and

(ii)          other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least 96 hours prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the 96 hour period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to any firm commitments made in writing by Parent, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which shall require a new Determination Notice, except that the references to 96 hours shall be deemed to be 48 hours, during which time the Company and its Representatives shall again comply with clause (3) above.

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Section 6.2            Filings, Consents and Approvals.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration or otherwise make any accommodation, commitment or incur any liability or obligation to any third party to obtain any consent or approval required for the consummation of the Transactions under any Contract.

(b)          Without limiting the foregoing, the Parties agree to promptly take, and cause their Affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC or DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ, other Governmental Bodies or any other Person under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the Expiration Date, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, Parent or any of its Affiliates, (ii) terminating existing relationships, contractual rights or obligations of the Company, Parent or any of its Affiliates, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Company, Parent or any of its Affiliates, (v) effectuating any other change or restructuring of the Company, Parent or any of its Affiliates, (vi) undertaking or agreeing to (or requesting or authorizing the Company or any of its Subsidiaries to undertake, effective upon the Closing) any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Body with respect to any transaction and (vii) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets the Company, Parent or any of its Affiliates (each, a “Regulatory Remedy”); provided, that the Company shall only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company only in the event the Closing occurs. The Parties shall defend through litigation on the merits any claim asserted in court by any Person, including any Governmental Body, under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date; provided, that such litigation in no way limits the obligation of Merger Sub and Parent to take all actions and steps to eliminate each and every impediment identified herein to the extent required herein.

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(c)          Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to) (i) as promptly as reasonably practicable, but in no event later than 15 business days after the date of this Agreement (unless Parent and the Company agree to a later date), (A) make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (B) make all other filings or notifications identified in Section 6.2(c) of the Company Disclosure Schedule and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(d)          Without limiting the generality of anything contained in this Section 6.2, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any material communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v)  promptly furnish to the other Party a copy of such communications, subject to redaction of documents (A) as necessary to comply with contractual arrangements, (B) to remove references to valuation of the Company, (C) to preserve privilege, or (D) to address reasonable confidentiality concerns about information unrelated to any investigation or other inquiry with respect to the Transactions, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body, permit authorized Representatives of the other Parties to be present at each meeting and telephone or video conference relating to such request, inquiry, investigation, action or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including substantial compliance with any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions to the extent reasonably necessary to satisfy the conditions specified in paragraph (e) of the Conditions to the Offer in Annex I. Any party may, as it deems advisable and necessary, reasonably designate any competitively or commercially sensitive material provided to the other parties under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.2 so as to preserve any applicable privilege. Each Party agrees that the information and materials received from the other Party shall be disclosed only to authorized Representatives that have a need to access the information or materials for a purpose authorized by this Agreement. Merger Sub shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws (if any).

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(e)          Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to take, effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy to be taken, would, or would reasonably be expected to, have a Burdensome Effect. Neither Parent nor the Company shall commit to or agree with any Governmental Body to not consummate the Offer or Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, and shall not pull and refile any filing made under the HSR Act, in each case without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

(f)          The Company and Parent shall consult in advance with each other and in good faith take each other’s views into account prior to taking any substantive position with respect to (x) the filings under the HSR Act or required by any other Governmental Body under any applicable Antitrust Laws and (y) any written submissions or, to the extent practicable, any discussions with any Governmental Bodies in connection with obtaining any necessary clearances under the HSR Act or any other Antitrust Laws.

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(g)          Parent agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire, lease or license any assets, business or any Entity, whether by merger, consolidation, purchasing, leasing or licensing a substantial portion of the assets of or equity in any Entity, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation, purchase, lease or license would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk in any material respect of not obtaining, the expiration of the waiting period pursuant to the HSR Act or any consents or approvals required in connection with the filings listed in Section 6.2(c) of the Company Disclosure Schedule, or (ii) increase in any material respect the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order decree, decision, determination or judgment, in each case pursuant to Antitrust Laws, that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement ((i) and (ii) collectively, “Regulatory Hurdles”).

Section 6.3            CVR Agreement. As promptly as practicable after the date of this Agreement and, in any event, at or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided, that such revisions are not, individually or in the aggregate, detrimental or adverse to any holder of a CVR). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 6.4            Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time and not later than the day immediately prior to the date on which the first Offering Period (as defined in the ESPP) that is regularly scheduled to commence under the ESPP after the date of this Agreement, the Company shall take all necessary actions, including obtaining any necessary determinations or resolutions of the Company Board (or a committee thereof), if appropriate, and amending the terms of the ESPP as may be necessary or required under the ESPP and applicable Legal Requirements, to (i) provide that each individual participating in the Offering Period (as defined in the ESPP) in progress on the date of this Agreement (the “Final Offering”) shall not be permitted to increase the percentage of his or her earnings (as defined in the Final Offering documents) pursuant to the ESPP from the individual’s applicable elected percentage of earnings that was in effect when that Offering Period commenced, or make any non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) ensure that, except for the Final Offering, no Offering Period under the ESPP will be authorized or commenced on or after the date of this Agreement; (iii) if the Closing will occur prior to the end of the Final Offering, provide each individual participating in the Final Offering with notice of the transactions contemplated by this Agreement and the CVR Agreement at least ten days prior to the New Exercise Date; (iv) cause the Final Offering to end no later than the date that is immediately prior to the Closing Date (the “New Exercise Date”); (v) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period (as defined in the ESPP) of the Final Offering, but otherwise treat such shortened Offering Period of the Final Offering as a fully effective and completed Offering Period for all purposes pursuant to the ESPP; (vi) cause each ESPP participant’s accumulated contributions under the ESPP to be used to purchase shares of Company Common Stock in accordance with the ESPP as of the end of the Final Offering; (vii) provide that the applicable purchase price for Company Common Stock will not be decreased below the levels set forth in the ESPP as of the date of this Agreement; and (viii) ensure that no further rights are granted under the ESPP after the Effective Time. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Transactions), the Company shall terminate the ESPP.

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Section 6.5            Employee Benefits.

(a)          For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company or any of its Subsidiaries (or who provide services to the Company or any of its Subsidiaries pursuant to an arrangement with a professional employer organization) as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) (or to provide services to the Surviving Corporation (or any Affiliate thereof) pursuant to an arrangement with a professional employer organization) during such one year period (each, a “Continuing Employee”) (i) a base salary (or base wages, as the case may be) and incentive compensation opportunities (excluding equity and equity-based awards), each of which is no less favorable than the base salary (or base wages, as the case may be) and incentive compensation opportunities (excluding equity and equity-based awards) provided to such Continuing Employee immediately prior to the Effective Time, and (ii) other employee benefits (excluding retiree medical health plans or programs or defined benefit retirement plans or programs severance (which is covered by Section 6.5(a)(i)) and change in control plans, programs, perquisites and arrangements) that are no less favorable in the aggregate than the benefits (excluding retiree medical health plans or programs or defined benefit pension plans or programs, severance (which is covered by Section 6.5(a)(i)) and change in control plans, programs, perquisites and arrangements) provided to similarly situated employees of Parent as of the Effective Time. Without limiting the foregoing:

(i)          For a period of one (1) year following the Effective Time, the Surviving Corporation shall provide to each Continuing Employee who suffers a termination of employment with the applicable severance payments and benefits on the terms set forth in Section 6.5(a)(i) of the Company Disclosure Schedule.

(ii)          Each Continuing Employee shall be given service credit for purposes of eligibility to participate, levels of benefits and eligibility for vesting (excluding any retiree medical health plans or programs or defined benefit pension plans or programs) under Parent’s and/or the Surviving Corporation’s employee benefit plans and arrangements to the extent such Continuing Employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date; provided, that the foregoing shall not result in the duplication of benefits under any such employee benefit plans and arrangements.

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(iii)          To the extent that service is relevant for eligibility, vesting or allowances under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar Employee Plan in which such Company Associates participated prior to the Effective Time and (ii) use commercially reasonable efforts to ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances, credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company (and its predecessors) to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding Employee Plan of the Company.

(b)            Effective as of no later than the day immediately preceding the Closing Date, if requested by Parent in writing at least ten business days prior to the Closing Date, the Company shall cause the Albireo Pharma, Inc. Retirement Trust (the “401(k) Plan”) to be terminated. If Parent provides such written notice to the Company, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date), and the Company shall have taken all steps necessary to terminate the 401(k) Plan as Parent may reasonably require. To the extent that the 401(k) Plan is terminated pursuant to Parent’s request, Continuing Employees shall be eligible to participate in a 401(k) plan maintained by Parent or the Surviving Corporation as soon as reasonably practicable (and in no event more than 30 days) following the Closing Date, and Parent or the Surviving Corporation shall effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or the Surviving Corporation with respect to each such Continuing Employee.

(c)            The provisions of this Section 6.5 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.5 is intended to, or shall, constitute the establishment, termination, adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any Company Associate any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

Section 6.6             Indemnification of Officers and Directors.

(a)            All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the date of this Agreement or have been directors or officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as set forth on Section 6.6(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement, the “Indemnification Agreements”) in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law or other applicable Legal Requirements for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 6.6(a) and the rights provided under this Section 6.6(a) until disposition of such claim.

(b)            From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent that the Company would have been required to indemnify such person under Delaware law or other applicable Legal Requirements, the Company’s certificate of incorporation or bylaws (as in effect on the date of this Agreement) or the Indemnification Agreements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent that the Company would have been required to advance costs and expenses to such person under Delaware law or other applicable Legal Requirements, the Company’s certificate of incorporation or bylaws (as in effect on the date of this Agreement) or the Indemnification Agreements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.6(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.6(b).

(c)            Prior to the Effective Time, the Company shall, in consultation with Parent and through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (i) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time); provided, that in no event shall the Company be required to expend an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy; and (ii) obtain quotes for run-off fiduciary liability (six year), cyber liability (six year) and pension trust liability insurance policies.

(d)            In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.6.

(e)            The provisions of this Section 6.6 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.6 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

(f)             Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under such policies.

Section 6.7             Securityholder Litigation. During the Pre-Closing Period, the Company shall, as promptly as possible after obtaining knowledge thereof, notify Parent of any litigation against the Company and/or its directors relating to the Transactions. The Company shall control any Legal Proceeding brought by stockholders of the Company against the Company and/or its directors relating to the Transactions; provided, that the Company shall give Parent (a) the right to review and comment on all material filings or responses to be made by the Company in connection with such litigation and (b) the right to consult and be kept informed on the defense and settlement with respect to such litigation with counsel of Parent’s choice (with the cost of any counsel hired by Parent being borne solely by Parent), and the Company shall in good faith take such comments into account; provided, that the disclosure of information in connection therewith shall be subject to the provisions of Section 5.1, including with respect to attorney-client privilege or any other applicable legal privilege. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company. The Company will keep Parent reasonably informed with respect to the status of any such Legal Proceeding.

Section 6.8             Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (a) make all filings (if any), obtain all consents (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions pursuant to any applicable Legal Requirements or Material Contract set forth on Section 6.8(a) of the Company Disclosure Schedule, (b) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract set forth on Section 6.8(a) of the Company Disclosure Schedule by such Party in connection with the Transactions and (c) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. This Section 6.8 shall not apply to approval under Antitrust Laws, which are the subject of Section 6.2. The Company shall give notice to Parent as promptly as reasonably practicable after (and shall subsequently keep Parent informed on a reasonably current basis of any developments related to such notice) it becomes aware of (i) the receipt of any material notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, (ii) that any Legal Proceeding has been commenced or threatened in writing relating to or involving the Company or any of its Subsidiaries that relates to the consummation of the Transactions or (iii) the occurrence or existence of any fact, event or circumstance, including any Material Adverse Effect, that is reasonably likely to result in any of the conditions set forth in Article VII or Annex I not being able to be satisfied prior to the End Date. For the avoidance of doubt, the Company shall not be required to pay for any such consent, nor shall obtaining any such filing, notice or consent be a condition precedent to the Closing. During the Pre-Closing Period, the Company and its Subsidiaries shall keep Parent promptly informed in writing of any material communication (written or oral) with or from the FDA or any other Governmental Body performing functions similar to those performed by the FDA related to a Company Product. The Company and its Subsidiaries shall consult with, and consider any comment from, Parent in good faith prior to making any material submissions to or having material discussions with the FDA or any other Governmental Body performing functions similar to those performed by the FDA.

Section 6.9             Press Releases. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party to the extent legally permissible, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation, and neither Party shall be required by this Section 6.9 to consult with or seek consent from the other Party relating to any dispute between the Parties relating to this Agreement.

Section 6.10           Takeover Laws. Unless there has been a Company Adverse Change Recommendation, if any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions

Section 6.11           FIRPTA. Prior to the Effective Time, the Company will deliver to Parent a certificate validly executed by a duly authorized officer of the Company dated as of the Closing Date, in form and substance reasonably acceptable to Parent and consistent with the requirements of Treasury Regulations Section 1.897-2(h), certifying that the Company is not, and was not at any time during the five-year period ending on the Closing Date, a U.S. real property holding corporation.

Section 6.12           Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Equity Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13           Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) promulgated under the Exchange Act.

Section 6.14           Merger Sub Stockholder Consent. Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub.

Section 6.15           Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Article VII
CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 7.1             No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger; provided, that no Party shall be permitted to invoke this Section 7.1 unless it shall have taken all actions required under this Agreement to have any such order lifted.

Section 7.2             Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn.

Article VIII
TERMINATION

Section 8.1             Termination. This Agreement may be terminated prior to the Effective Time:

(a)            by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)            by either Parent or the Company if a court of competent jurisdiction or other Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and non-appealable; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c)            by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; or (ii) in the case of a tender offer (other than the Offer) or exchange offer subject to Regulation 14D promulgated under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer;

(d)            by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior to 5:00 p.m. Eastern Time on July 8, 2023 (such date, the “End Date”); provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party; provided, further, that if on the End Date all of the conditions to Closing and the Offer Conditions, other than the conditions set forth in Section (e) of Annex I, shall have been satisfied or shall be capable of being satisfied at such time, the End Date shall be automatically extended, no more than twice, by a period of 90 days (and in the case of such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date as so extended);

(e)            by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”); provided, that the Company has complied in all material respects with the requirements of Section 5.3 and Section 6.1(b)(i) with respect to such Superior Offer and, concurrently with such termination, pays (or causes to be paid) the fee specified in Section 8.3(b)(i);

(f)             by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the conditions set forth in clause (b) or (c) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within 30  business days of the date Parent gives the Company written notice of such breach or failure to perform; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)            by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or if capable of being cured, shall not have been cured within 30 business days of the date the Company gives Parent written notice of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(h)            by the Company if (i) Parent or Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer within the period specified in Section 1.1(a) (other than due to a breach by the Company of its obligations under Section 1.2(b)) or (ii) Merger Sub shall have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended).

Section 8.2             Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates following any such termination; provided, that (a) this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 8.3, the termination of this Agreement shall not relieve any Party from any liability for common law fraud or Willful Breach (including, in the case of Parent or Merger Sub, damages based on the consideration payable to the equityholders of the Company pursuant to this Agreement). Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(c) in lieu of terminating this Agreement pursuant to Section 8.1.

Section 8.3             Expenses; Termination Fee.

(a)            Except as set forth in this Section 8.3 and in the last sentence of Section 6.2(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)            In the event that:

(i)             this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii)            this Agreement is terminated by Parent pursuant to Section 8.1(c); or

(iii)           (A) this Agreement is terminated pursuant to (1) Section 8.1(d) (but in the case of a termination by the Company, only if at such time Parent would not have been prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(d)) or (2) Section 8.1(f), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement and shall not have publicly withdrawn such Acquisition Proposal prior to (1) in the case of this Agreement being subsequently terminated pursuant to Section 8.1(d), the date that is two business days prior to the Expiration Date or (2) in the case of this Agreement being subsequently terminated pursuant to Section 8.1(f), the time of the breach or failure to perform giving rise to such termination and (C) within 12 months of such termination the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to, and later consummated, an Acquisition Proposal (provided, that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay (or cause to be paid) to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 8.3(b)(ii), within two business days after such termination or (x) in the case of Section 8.3(b)(iii), within two business days after the consummation of the Acquisition Proposal referred to in Section 8.3(b)(iii)(C); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $36,000,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.5(c), but in no event shall Parent be entitled to both specific performance and the payment of the Termination Fee. Any Termination Fee paid to Parent pursuant to this Section 8.3(b) shall be offset against any award for damages given in any final and non-appealable judgment of a court of competent jurisdiction to Parent pursuant to any claim relating to the Transactions.

(c)            Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d)            The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the U.S. dollar “prime rate” as reported by Bloomberg in effect on the date such payment was required to be made through the date such payment was actually received.

Article IX
MISCELLANEOUS PROVISIONS

Section 9.1             Amendment. Prior to the Offer Acceptance Time this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.2             Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3             No Survival of Representations and Warranties and Covenants. None of the representations and warranties or covenants contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except for those covenants that by their terms survive the Effective Time, this Article IX and any applicable defined terms in Exhibit A shall survive the Effective Time.

Section 9.4             Entire Agreement; Counterparts. This Agreement, the CVR Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.5             Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties expressly acknowledge and agree that (i) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware law to this Agreement, the relationship of the Parties, the Transactions and the interpretation and enforcement of the rights and duties of the Parties hereunder, (ii) the Parties have a reasonable basis for the application of Delaware law to this Agreement, the relationship of the Parties, the Transactions and the interpretation and enforcement of the rights and duties of the Parties hereunder, (iii) no other jurisdiction has a materially greater interest in the foregoing and (iv) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware law hereunder, would have an interest in the foregoing.

(b)            Subject to Section 9.5(d), in any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (iii) agrees that any Legal Proceeding arising in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8; provided, however, that the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance except if Parent has been paid the Termination Fee, and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Except if the Termination Fee has been paid pursuant to Section 8.3, each of the Parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)            EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6             Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, that Parent or Merger Sub may assign this Agreement to any of their Affiliates (provided, that (a) such assignment shall not impede, delay or prevent the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement and (b) no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder).

Section 9.7             No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time occurs, (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable; (ii) the right of the holders of Company Options to receive the Option Consideration pursuant to Section 2.9; (iii) the right of the holders of Company Restricted Stock Units to receive the RSU Consideration pursuant to Section 2.9; and (iv) the rights of holders of CVRs to receive payment in accordance with the terms of this Agreement and the CVR Agreement; (b) the provisions set forth in Section 6.6; and (c) the limitations on liability of the Company Related Parties set forth in Section 8.3(c).

Section 9.8             Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent, Merger Sub or Guarantor (or following the Effective Time, the Surviving Corporation):

Ipsen Biopharmaceuticals, Inc.

One Main Street, 02412 Cambridge MA

Attention: Stewart Campbell, EVP and President North America

Email: stewart.campbell@ipsen.com

and

Ipsen Pharma SAS

65 Quai Georges Gorse

92100 Boulogne-Billancourt, France

Attention: Francois Garnier, EVP General Counsel and Chief Business Ethics Officer

Email: francois.garnier@ipsen.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

1152 15th Street NW

Washington, DC 20005

Attention: Tony Chan

E-mail: tychan@orrick.com

if to the Company (prior to the Effective Time):

Albireo Pharma, Inc.
53 State Street, 19th Floor
Boston, MA 02109
Attention: General Counsel
Email: jason.duncan@albireopharma.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Krishna Veeraraghavan

Email: KVeeraraghavan@paulweiss.com

Section 9.9             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.10           Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities. Any consent or waiver by Parent under this Agreement shall be deemed to also be a consent or waiver by Merger Sub.

Section 9.11           Guarantee.

(a)            As a material inducement to the Company entering into this Agreement and consummating the transactions contemplated hereby, Guarantor hereby irrevocably and unconditionally guarantees to the Company the full and timely performance and satisfaction of Parent’s obligations, including payment of the Merger Consideration, as set forth in this Agreement, in each case as and when due. If, for any reason whatsoever, Parent shall fail or be unable to make full and timely payment as set forth in this Agreement or perform any of its obligations under this Agreement, such payment or obligations shall be due and payable for the purposes hereof and Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, Parent’s obligations hereunder. The foregoing obligation of Guarantor constitutes a continuing guarantee of payment and performance (and not merely of collection), and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor and including any amendment, extension, modification or waiver of any of Parent’s payment or other obligations hereunder, or any insolvency, bankruptcy, liquidation or dissolution of Parent or any assignment thereby. Without limiting the generality of the foregoing, Guarantor agrees that its obligations under this Section 9.11 are independent from those of Parent and its liability shall extend to all liabilities and obligations that constitute part of Parent’s payment and other obligations hereunder, irrespective of whether any action is brought against Parent or whether Parent is joined in any such action or actions. To the fullest extent permitted by applicable Legal Requirements, Guarantor hereby expressly and irrevocably waives any and all rights and defenses arising by reason of any Legal Requirement that would otherwise require any election of remedies by the Company in connection with Guarantor’s guarantee hereunder (provided, that nothing set forth in this Agreement shall constitute a waiver of any rights or defenses of Parent or Guarantor under this Agreement).

(b)            Guarantor hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows: (i) Guarantor is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance by Guarantor of this Agreement and the CVR Agreement has been duly authorized by all necessary action on the part of Guarantor; (iii) no other proceeding on the part of Guarantor is necessary to authorize the execution, delivery and performance by Guarantor of this Agreement and the CVR Agreement; (iv) Guarantor has assets of a value in excess of Parent’s payment obligations hereunder, including the aggregate Merger Consideration, and will have at or prior to the Closing such funds available to it as would be necessary to consummate the transactions contemplated hereby and perform its obligations hereunder on behalf of Parent; (v) Guarantor will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), have unreasonably small capital with which to engage in its business or have incurred debts beyond its ability to pay them as they become due; (vi) this Agreement and the CVR Agreement, assuming due authorization, execution and delivery by the other parties hereto and thereto, each constitutes a legal, valid and binding obligation of Guarantor, and is or following execution, will be enforceable against Guarantor in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of law governing specific performance, injunctive relief and other equitable remedies and (vii) to Section 4.13 applied mutatis mutandis to Guarantor as to Parent.

(c)            Neither this Agreement nor any of Guarantor’s obligations hereunder shall be assigned by Guarantor in whole or in part without the prior written consent of the Company, and any such assignment without such consent shall be null and void.

Section 9.12           Transfer Taxes. Except as expressly provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due.

Section 9.13           Company Disclosure Schedule. The disclosures set forth in any particular part or subpart of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement to the extent, in the case of this clause (b), the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

Section 9.14           Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)            The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include (i) uploading anything in the VDR, (ii) publicly having made available anything in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and (iii) otherwise having been provided by or on behalf of the Company to Parent, Merger Sub or any of their respective Representatives.

(f)             The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)            Any references to (i) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Body include any successor to that Governmental Body; and (iii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Legal Requirement or other law include any successor to such section (provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Legal Requirement or Contract shall be deemed to refer to such Legal Requirement or Contract, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(h)            The terms “Dollars” and “$” mean U.S. dollars.

(i)             References herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean the date set forth in the Preamble.

(j)             When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date.

(k)            Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

IPSEN BIOPHARMACEUTICALS, INC.

By:	/s/ Stewart Campbell
Name: Stewart Campbell
Title: EVP and President, North America

ANEMONE ACQUISITION CORP.

By:	/s/ Christelle Huguet
Name: Christelle Huguet
Title: President and Chief Executive Officer

ALBIREO PHARMA, INC.

By:	/s/ Ron Cooper
Name: Ron Cooper
Title: Chief Executive Officer

IPSEN PHARMA SAS

By:	/s/ David Loew
Name: David Loew
Title: President

[Signature Page To Agreement And Plan Of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Company equal to 20% or more of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding Shares, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares, in each case other than the Transactions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977; the Anti-Kickback Act of 1986; the UK Bribery Act of 2010; and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Legal Requirements and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Book-Entry Shares” means non-certificated Shares represented by book-entry.

“business day” means a day except a Saturday, a Sunday or any other day on which commercial banks in the City of New York are authorized or required by Legal Requirements to be closed.

“Burdensome Effect” means any of the effects described in Section A-1 of the Company Disclosure Schedule.

“Change in Circumstance” means any event, development or change in circumstances with respect to the Company (other than any event, occurrence, fact or change primarily resulting from a breach of this Agreement by the Company) that was not known to the Company Board or reasonably foreseeable as of or prior to the date of this Agreement, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute a Change in Circumstances), (b) any Acquisition Proposal or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Change in Circumstances).

“Code” means the Internal Revenue Code of 1986.

“Company Associate” means each current or former officer or other employee, or individual who is a current or former independent contractor, manager, officer, consultant, director or other individual service provider, of or to the Company or any of its Subsidiaries.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Contract” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any party other than the Company or any of its Subsidiaries, on the other hand.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Awards” means the Company Options and the Company Restricted Stock Units.

“Company Equity Plans” means the Company’s 2010 Stock Incentive Plan, as amended; the Biodel Inc. Amended and Restated 2004 Stock Incentive Plan; the Biodel Inc. Non-Employee Directors’ Stock Option Plan; the Company’s 2016 Equity Incentive Plan, the Company’s 2018 Equity Incentive Plan, as amended, the ESPP, the Company’s 2017 Inducement Equity Plan and the Company’s 2020 Inducement Equity Incentive Plan.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or its Subsidiaries.

“Company Lease” means any Company Contract pursuant to which the Company or any of its Subsidiaries leases, subleases or sub-subleases Leased Real Property from another Person.

“Company Options” means all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company).

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company Registered IP” means all Registered IP owned or purported to be owned, in whole or in part, or exclusively licensed by the Company or any of its Subsidiaries.

“Company Restricted Stock Unit” means a restricted stock unit with respect to Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company).

“Company Warrants” means the warrants that are convertible or exercisable into Company Common Stock pursuant to the applicable warrant by and between the Company and the holder thereof.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means (x) compliance with quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives or restrictions of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, or (y) reasonable actions taken to protect the health of such Person’s employees, customers and suppliers from COVID-19.

“CVR Agreement” means the Contingent Value Rights Agreement between Parent and the Rights Agent, in substantially the form attached hereto as Exhibit C (subject to changes permitted by Section 6.3).

“DOJ” means the U.S. Department of Justice.

“Employee Plan” means any compensation, employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, bonus, commission, stock purchase, equity or equity-based, severance pay, enhanced redundancy pay, termination pay, death and disability benefits, paid time off, sick leave, holiday, hospitalization, accident, savings, thrift, medical, health, welfare, dental, vision, life or other insurance, flexible benefits, supplemental unemployment benefits, post-retirement health or welfare benefit, profit-sharing, pension or retirement, benefit, change of control, transaction bonus, retention, relocation, tuition, labor union, Code Section 125 cafeteria, fringe-benefit, repatriation or expatriation or other similar plan, policy, practice, program, fund, trust, Contract, agreement or arrangement and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any direct or indirect present or future liability (excluding workers’ compensation, unemployment compensation and other government programs).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity that is or could be treated as a single employer with the Company for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Company’s 2018 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means (i) any Shares held by the Company, Parent, Merger Sub or any of their respective Subsidiaries and (ii) any Dissenting Shares.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.).

“FTC” means the U.S. Federal Trade Commission.

“GMP Regulations” means the applicable Legal Requirements for current Good Manufacturing Practices promulgated by the FDA under the FDCA, the European Medicines Agency or under the European Union guide to Good Manufacturing Practice for medical products and any other applicable Governmental Body in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

“Good Clinical Practices” means standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by any Governmental Body in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the Company Products are distributed, sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Laboratory Practices” means the FDA’s regulations for conducting non-clinical laboratory studies codified at 21 C.F.R. Part 58, and comparable foreign Legal Requirements to the extent applicable.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, supra-national body, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“Healthcare Laws” means all Legal Requirements applicable to the marketing, selling, distributing, promoting, advertising, importing, exporting, pricing or reporting of prices of Company Products, to the extent applicable to the Company and its Subsidiaries or to the operation of the Company and its Subsidiaries’ business, including but not limited to: (i) Medicare (Title XVIII of the Social Security Act); (ii) Medicaid (Title XIX of the Social Security Act); (iii) the federal TRICARE statute (10 U.S.C. § 1071 et seq.); (iv) the Veterans Health Care Act of 1992; (v) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (vi) the Exclusion Law (42 U.S.C. § 1320a-7); (vii) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (viii) the Federal False Claims Act (31 U.S.C. § 3729 et seq.) and analogous state Laws; (ix) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (x) any criminal Legal Requirements relating to healthcare, including, but not limited to those specified in 18 U.S.C. § 24 and 18 U.S.C. § 286; (xi) the U.S. Physician Payment Sunshine Act (42 U.S.C. §1320a-7h) and the implementing regulations set forth at 42 C.F.R. §§ 403.900-403.914; (xii) all applicable fee splitting and reimbursement Legal Requirements applicable to the Company Products; and (xiii) all state and foreign equivalents of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than the Company or its Subsidiaries), (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (d) any obligations to any Person (other than the Company or its Subsidiaries) that grant a right to revenue and royalty payments from Company Products to such Person or (e) any guaranty of any such obligations described in clauses (a) through (d) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Intellectual Property Rights” means any and all of the following arising pursuant to the Legal Requirements of any jurisdiction throughout the world: (a) copyrights, copyrightable works, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Legal Requirement, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works that are so protectable, database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works and copyright registrations and applications in any of the foregoing and corresponding rights in works of authorship (collectively, “Copyrights”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) Internet domain names, URLs, and similar rights; (d) rights associated with trade secrets, know how, inventions (including conceptions and/or reductions to practice), invention disclosures, methods, processes, protocols, specifications, techniques, discoveries and improvements, formulae, confidential and proprietary information, technical information, designs, drawings, procedures, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy (collectively, “Know-How”); (e) all patents, industrial property rights, patent applications, provisional patent applications and similar instruments (including any and all substitutions, revisions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, re-examinations and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”); (f) other proprietary rights in intellectual property of every kind and nature throughout the world; (g) rights of privacy and publicity; and (h) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” with respect to the Company means the actual knowledge of those individuals identified in Section A-2 of the Company Disclosure Schedule.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Material Adverse Effect” means an event, change, occurrence, circumstance or development that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Company: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, change, occurrence, circumstance or development resulting from the execution, announcement, pendency or consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.22 but subject to disclosures in Section 3.22 of the Company Disclosure Schedule); (iii) any event, occurrence, circumstance, change or effect in the industries in which the Company or any of its Subsidiaries operates or in the economy generally or other general business, financial or market conditions, except to the extent (and only to the extent) that the Company is adversely affected materially disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether or not declared), national or international calamity, sabotage or terrorism, pandemic or epidemic (including COVID-19) or quarantine restrictions imposed by a Governmental Body in response to such pandemic or epidemic, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado or other natural disaster, weather-related event or act of God or any other force majeure event, except to the extent (and only to the extent) that such event, circumstance, change or effect materially disproportionately affects the Company relative to other participants in the industries or geographies in which the Company operates or the economy generally, as applicable; (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (viii) any event, occurrence, circumstance, change or effect resulting or arising from Parent’s or Merger Sub’s breach of this Agreement; (ix) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); or (x) any regulatory, non-clinical, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any Company Product or with respect to any product of Parent or any of its Subsidiaries or any competitor of the Company (including, for the avoidance of doubt, with respect to any non-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations); it being understood that the exceptions in clauses (i) and (vi) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (ii) through (v) or (vii) through (x) hereof) is or would be reasonably likely to be a Material Adverse Effect.

“Milestone” has the meaning given to such term in the CVR Agreement.

“Milestone Payment Amount” has the meaning given to such term in the CVR Agreement.

“Milestone Payment Date” has the meaning given to such term in the CVR Agreement.

“Minimum Condition” is defined in Annex I.

“Nasdaq” means The Nasdaq Global Select Market.

“Parent Material Adverse Effect” means an event, change, occurrence or development that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or the CVR Agreement or to consummate the Transactions, in each case, in accordance with the terms of this Agreement.

“Parties” means Parent, Merger Sub and the Company.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes that are either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of the Company to the extent required by GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanic’s, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any non-exclusive licenses of Intellectual Property Rights and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means all information that identifies or could be used to identify an individual person, as well as any information defined as “personal information,” “personal data,” “personally identifiable information,” “protected health information” or any similar term by applicable Legal Requirements.

“Privacy Laws” means any and all applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), the Health Insurance Portability and Accountability Act of 1996 (HIPAA) as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), EU General Data Protection Regulation (GDPR), all applicable Legal Requirements relating to breach notification, the processing of Personal Information for marketing, or the use of biometric identifiers.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body or Internet domain name registrar, including Patents, registered Copyrights, registered Trademarks, Internet domain names, and all applications for the registration of any of the foregoing.

“Regulatory Condition” is defined in Annex I.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” means officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Rights Agent” means Computershare Inc.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to a Person, any other Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership or financial interests are, (b) an amount of voting securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (c) a general partner interest is, or (d) a managing member interest is, directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Superior Offer” means a bona fide written Acquisition Proposal that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and the CVR Agreement (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided, that for purposes of the definition of “Superior Offer”, the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Condition” is defined in Annex I.

“Transactions” means (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement and the CVR Agreement, including the Offer and the Merger.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement prior to the date of termination that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach, it being understood that such term shall include, in any event, the failure to consummate the Offer or the Closing when required to do so by this Agreement.

In addition, the following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
401(k) Plan	6.5(b)
Acceptable Confidentiality Agreement	5.3(a)
Balance Sheet	3.6
Certificates	2.6(b)
Chosen Courts	9.5(b)
Closing	2.3(a)
Closing Amount	Recitals
Closing Date	2.3(a)
Company	Preamble
Company Adverse Change Recommendation	6.1(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Documents	3.4(g)
Company Products	3.12(a)
Company Related Parties	8.3(c)
Company SEC Documents	3.4(a)
Company Systems	3.8(h)
Confidentiality Agreement	5.1
Continuing Employee	6.5(a)
Cutoff Date	2.9(a)(i)
CVR	Recitals
Determination Notice	6.1(b)(i)
DGCL	Recitals
Dissenting Shares	2.7
Effective Time	2.3(b)
End Date	8.1(d)
Expiration Date	1.1(c)
Extension Deadline	1.1(c)
FDA	3.12(a)
Final Offering	6.4
GAAP	3.4(b)
Guarantor	Preamble
In-bound License	3.8(j)
Indemnification Agreements	6.6(a)
Indemnified Persons	6.6(a)

Term	Section
Indemnifying Parties	6.6(b)
Initial Expiration Date	1.1(c)
Leased Real Property	3.7(b)
Material Contract	3.9(a)
Merger	Recitals
Merger Consideration	2.5(a)(iv)
Merger Sub	Preamble
New Exercise Date	6.4
Non-U.S. Plan	3.16(l)
Offer	Recitals
Offer Acceptance Time	1.1(f)
Offer Commencement Date	1.1(a)
Offer Conditions	1.1(b)
Offer Documents	1.1(e)
Offer Price	Recitals
Offer to Purchase	1.1(b)
Option Consideration	2.9(a)(i)
Out-bound License	3.8(j)
Owned Company Registered IP	3.8(a)
Parent	Preamble
Parent Related Parties	8.3(b)(iii)
Paying Agent	2.6(a)
Payment Fund	2.6(a)
Pre-Closing Period	5.1
Reference Date	3.3(a)
Regulatory Authorizations	3.12(a)
Regulatory Hurdles	6.2(g)
Regulatory Remedy	6.2(b)
RSU Consideration	2.9(b)
Schedule TO	1.1(e)
Schedule 14D-9	1.2(a)
Shares	Recitals
Specified Agreement	8.1(e)
Surviving Corporation	Recitals
Termination Fee	8.3(b)(iii)
VDR	3.25(a)

EXHIBIT B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[See attached.]

B-1

THIRD AMENDED AND RESTATED

Certificate OF INCORPORATION

OF

ALBIREO PHARMA, Inc.

The name of the corporation is Albireo Pharma, Inc. (the “Corporation”).

Article 1:

The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of its registered agent at such address is Corporation Service Company.

Article 2:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

Article 3:

The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.01 per share.

Article 4:

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

Article 5:

1.            The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

2.            The Corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under the Bylaws of the Corporation.

3.            Any repeal or modification of this Article FIFTH shall be prospective and shall not affect the rights under this Article FIFTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Article 6:

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, (D) any action or proceeding asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Executed on ____________, 2023.

2

EXHIBIT C

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

[See attached.]

C-1

FINAL FORM

CONTINGENT VALUE RIGHTS AGREEMENT

By and between

IPSEN BIOPHARMACEUTICALS, INC.,

IPSEN PHARMA SAS

and

[●]

as Rights Agent

Dated as of [●], 2023

i

ii

CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), by and between Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Parent”), and, solely for purposes of Section 6.2, Section 6.3, Section 6.4 and Section 6.12, Ipsen Pharma SAS, a French société par actions simplifiée (“Guarantor”), and [●], a [●] [●], as the Rights Agent (the “Rights Agent”), in favor of each person who from time to time holds one or more contingent value rights to receive the Milestone Payment (as defined below) upon the satisfaction of the Milestone (as defined below) during the Milestone Period (as defined below) (each such contingent value right, a “CVR”), subject to the terms and conditions set forth herein.

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated January 8, 2023 (the “Merger Agreement”), by and among Albireo Pharma, Inc., a Delaware corporation (the “Company”), Parent, Anemone Acquisition Corp., a Delaware corporation wholly owned by Parent (“Merger Sub”), and Guarantor, pursuant to which (i) Merger Sub has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share (such shares, collectively, the “Shares”) and (ii) following the acceptance for payment of the Shares pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer or the Merger, as the case may be, the holders of Shares, holders of Company Restricted Stock Units, certain holders of Company Options and holders of Company Warrants will become entitled to receive the Milestone Payment contingent upon achievement of the Milestone during the Milestone Period, subject to the terms and conditions of this Agreement; and

WHEREAS, pursuant to this Agreement, the potential amount payable per CVR is $10.00 in cash, without interest (the “Milestone Payment”).

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

Article I

Definitions

Section 1.1        Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least thirty percent (30%) of the outstanding CVRs as set forth in the CVR Register.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the Product are sold, licensed, assigned or transferred to or acquired by any Person other than by Guarantor or any of Guarantor’s Subsidiaries or controlled Affiliates. For purposes of clarification, an “Assignment Transaction” shall not apply to sales of the Product made by Guarantor or its Subsidiaries or controlled Affiliates or ordinary course licensing arrangements between Guarantor and its Subsidiaries or controlled Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing or selling the Product.

“BOLD Study” means A Double-Blind, Randomized, Placebo-Controlled Study to Evaluate the Efficacy and Safety of Odevixibat (A4250) in Children With Biliary Atresia Who Have Undergone a Kasai Hepatoportoenterostomy (NCT04336722, Study A4250-011 (BOLD)) and its open label extension study, An Open-label Extension Study to Evaluate Long-term Efficacy and Safety of Odevixibat in Children With Biliary Atresia (NCT05426733, Study A4250-016 (BOLD-EXT)) (as may be amended).

“Business Day” means a day except a Saturday, a Sunday or any other day on which commercial banks in the City of New York are authorized or required by Legal Requirements to be closed.

“Change in Control” means (a) a merger or consolidation in which Parent is a constituent party and is not the surviving entity, or (b) any merger or consolidation in which Parent is a constituent party and is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of the voting power of Parent immediately after such merger or consolidation.

“Commercially Reasonable Efforts” means, with respect to the Product, those commercially reasonable efforts that are at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates would devote to the development and seeking of regulatory approval for a pharmaceutical product having similar market potential as the Product at a similar stage of its development or product life, taking into account its safety, tolerability and efficacy, its proprietary position and profitability (including pricing and reimbursement status, but excluding the obligation to pay the Milestone Amounts under this Agreement), projected costs to develop such product, the competitiveness of alternative third party products, the patent and other proprietary position, including regulatory exclusivities, of such product, and the regulatory environment and other relevant technical, commercial, legal, scientific and/or medical factors.

“Company Equity Award” means a Company Option or a Company Restricted Stock Unit granted prior to the Cutoff Date.

“Company Warrant Holder” means a Holder of a CVR granted with respect to a Company Warrant.

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“Equity Award Holder” means a Holder of a CVR granted with respect to a Company Equity Award.

“Family Member” means, with respect to any individual, (a) any Related Person of such individual or (b) any trust, limited partnership, limited liability company or other Entity, the sole owners or beneficiaries of which are such individual and/or one or more of such individual’s Related Persons (in the case of a trust, the trustee or trustees of which exclusively are such individual and/or one or more Related Persons of such individual).

“Full Regulatory Approval” means the final approval by the FDA of the new drug application or supplemental new drug application filed with the FDA pursuant to 21 U.S.C § 355(b) that is necessary for the commercial marketing and sale of the Product in the United States of America for the Indication, regardless of any obligation to conduct any post-marketing study.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Indication” means the treatment of biliary atresia in patients, regardless of any (i) limitations on patient population, (ii) contraindications or limitations on use or (iii) conditions, restrictions or commitments placed upon the Full Regulatory Approval.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth in the CVR Register.

“Milestone” means receipt from the FDA by Parent or its Affiliates (including the Surviving Corporation) of Full Regulatory Approval, for which approval the FDA did not require any studies or clinical trials in addition to the BOLD Study.

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of the Milestone, a one-time payment equal to the product of (a) the Milestone Payment (reduced, with respect to Holders of CVRs received in respect of Company Options pursuant to Section 2.9(a)(ii) of the Merger Agreement, by the amount by which the exercise price of such Company Option exceeds the Closing Amount) and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice; provided, that, with respect to Holders of CVRs received in respect of Company Options pursuant to Section 2.9(a)(ii) of the Merger Agreement, the Milestone Payment Amount for such Holders will be reduced by an amount equal to the (a) aggregate exercise price across all such Company Options immediately prior to the Effective Time less (b) the product of (x) the Closing Amount and (y) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice.

“Milestone Payment Date” means the date that is selected by Parent not more than ten (10) Business Days following the end of the quarter in which the Milestone Payment Amounts can be determined following the occurrence of the Milestone.

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“Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2027.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, an executive vice president, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent or any other person authorized to act on behalf of Parent.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent or its Subsidiaries.

“Party” shall mean the Rights Agent and Parent.

“Permitted Transfer” means a transfer of a CVR (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company; or (f) as permitted by Section 2.7.

“Product” means odevixibat, also known as A4250 and marketed under the brand name Bylvay.

“Related Person” means, with respect to any individual, any of such individual's parents, spouse, siblings, children and grandchildren.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

Section 1.2            Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Assignment Transaction Acquiror	4.3(a)
Agreement	Preamble
Assignee	6.8
Capitalization Schedule	2.3(b)
Chosen Courts	6.4(b)
Company	Recitals
CVR	Preamble
CVR Register	2.3(b)
Guarantor	Preamble
Merger	Recitals

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Term	Section
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone Achievement Notice	2.4(a)
Milestone Payment	Recitals
Offer	Recitals
Parent	Preamble
Rights Agent	Preamble
Shares	Recitals
Surviving Corporation	Recitals

Section 1.3             Other Definitional Provisions. Unless the context expressly otherwise requires:

(a)            the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)            the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)            the terms “Dollars” and “$” mean United States Dollars;

(d)            references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            the term “or” will not be deemed to be exclusive;

(g)            references herein to any gender include the other gender; and

(h)            any Legal Requirement defined or referred to herein will refer to such Legal Requirement as amended and the rules and regulations promulgated thereunder.

Article II

Contingent Value Rights

Section 2.1            CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Closing and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement. The initial Holders shall be the (i) holders of Shares tendered in the Offer and accepted for payment pursuant to Section 1.1(f) of the Merger Agreement, (ii) holders of Shares converted into the right to receive the Merger Consideration pursuant to Article II of the Merger Agreement, (iii) Equity Award Holders whose Company Equity Awards are converted into the right to receive the Merger Consideration pursuant to Article II of the Merger Agreement and (iv) holders of Company Warrants whose Company Warrants are converted into the right to receive the Merger Consideration pursuant to Article II of the Merger Agreement.

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Section 2.2             Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect.

Section 2.3             No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs shall not be evidenced by a certificate or other instrument.

(b)            The Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVRs shall initially, in the case of the holders of Shares immediately prior to the Effective Time, other than the Excluded Shares, be registered in the names and addresses of the respective holders as set forth in the form Parent furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Shares converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for Cede & Co. representing all of the Shares held by DTC on behalf of the street holders of the Shares that were tendered by such holders in the Offer and accepted for payment pursuant to Section 1.1(f) of the Merger Agreement or held by such holders as of immediately prior to the Effective Time. In the case of an Equity Award Holder or Company Warrant Holder, the CVRs held by such Equity Award Holder or Company Warrant Holder, as applicable, shall initially be registered in the name and address of such Equity Award Holder or Company Warrant Holder, as applicable, and in a denomination equal to the number of Shares subject to the Company Equity Awards or Company Warrants, as applicable, held by such Equity Award Holder or Company Warrant Holder immediately prior to the Effective Time, as set forth in a schedule delivered by the Company to Parent (the “Capitalization Schedule”). The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

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(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4            Payment Procedures.

(a)            If the Milestone occurs at any time prior to the expiration of the Milestone Period, then, on or prior to the Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Milestone Achievement Notice”) certifying the date of the satisfaction of the Milestone and that each Holder is entitled to receive the Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Milestone Payment Amounts due to all Holders pursuant to Section 4.2 other than Equity Award Holders (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent for payment pursuant to Section 2.4(b) and in accordance with Section 2.9(c) of the Merger Agreement).

(b)            The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of the Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Achievement Notice and, other than with respect to Equity Award Holders, pay the applicable Milestone Payment Amount to each Holder by check mailed to the address of such Holder (other than Equity Award Holders) as reflected in the CVR Register as of the close of business on the date of the Milestone Achievement Notice. With respect to the Milestone Payment Amount that is payable to an Equity Award Holder, Parent shall, or shall cause the Surviving Corporation or an Affiliate thereof to, pay, as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the second regular payroll date following the Milestone Payment Date, and in all events no later than the date that is 90 days following the date on which the Milestone is achieved), through Parent’s, the Surviving Corporation’s or such Affiliate’s payroll system or by the Paying Agent, the Milestone Payment Amount applicable to such Equity Award Holder. If any such payment in accordance with this Section 2.4(b) cannot be made through the applicable payroll system or payroll provider or by the Paying Agent, then the Surviving Corporation will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Surviving Corporation’s personnel records for such Equity Award Holder as soon as reasonably practicable following the Milestone Payment Date.

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(c)            Each of the Rights Agent, Parent, the Surviving Corporation and each of their respective Affiliates shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct or withhold therefrom under applicable Legal Requirements. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder (other than an Equity Award Holder, in its capacity as such), the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided, that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.4 shall be extended by a period equal to any delay caused by the Holder providing such forms. Any such amounts deducted or withheld and remitted to the appropriate Governmental Body in accordance with applicable Legal Requirements shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall deliver (or shall cause the Rights Agent, the Surviving Corporation or its applicable Affiliate to deliver) to the Person with respect to whom such withholding is made an IRS Form 1099 or other reasonably acceptable evidence of such deduction or withholding.

(d)            Any portion of the aggregate Milestone Payment Amounts that remain undistributed to the Holders 12 months after the date of the Milestone Achievement Notice shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Holder’s Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Legal Requirements.

(e)            Neither Parent nor the Rights Agent shall be liable to any person in respect of the Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Legal Requirement. If, despite Parent’s and/or the Rights Agent’s reasonable best efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, any such Milestone Payment Amount shall, to the extent permitted by applicable Legal Requirements, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f)            Except to the extent any portion of a Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Legal Requirements, the Parties hereto intend to treat Milestone Payment Amounts made with respect to CVRs issued in exchange for Shares pursuant to the Merger Agreement for U.S. federal and applicable state and local income Tax purposes as additional consideration. Parent and the Surviving Corporation shall report imputed interest on the CVRs as required by applicable Legal Requirements.

(g)            The Parties intend, to the extent consistent with applicable Legal Requirements, to treat the payments from the CVRs received with respect to the Company Options and Company Restricted Stock Units for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to Equity Award Holders as a payment itself).

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Section 2.5            No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to receive dividends or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent or any constituent company to the Merger or any of their respective Subsidiaries or Affiliates or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates, either at law or in equity. The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates. The rights of a Holder in respect of the CVRs are limited to those specifically expressed in this Agreement.

Section 2.6            Enforcement of Rights of Holders. Any actions seeking the enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Acting Holders.

Section 2.7            Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR to Parent without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of “Acting Holders”, the definition of “Majority Holders”, Article V and Section 6.3.

Article III

The Rights Agent

Section 3.1            Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith, willful or intentional misconduct or willful breach by the Rights Agent of this Agreement.

Section 3.2            Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

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(b)            whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection, and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)            the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)            the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)            the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, suit or loss incurred without gross negligence, bad faith, willful or intentional misconduct or willful breach by the Rights Agent of this Agreement;

(i)            the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(j)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the Effective Time, and (ii) to reimburse the Rights Agent for (x) all Taxes other than (A) withholding Taxes owed by Holders and (B) Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

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(k)            no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(l)            no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from the Milestone Payment Amount in any circumstance except as provided in Section 2.4(c).

Section 3.3            Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)            Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d)            The Rights Agent will cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

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Section 3.4            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Article IV

Covenants

Section 4.1            List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, in such form as Parent receives from the Surviving Corporation’s transfer agent (or other agent performing similar services for the Surviving Corporation), the names and addresses of the Holders (other than Equity Award Holders and Company Warrant Holders) and, with respect to Equity Award Holders and Company Warrant Holders, in such form as set forth in the Capitalization Schedule.

Section 4.2            Payment of Milestone Payment. Parent will duly deposit or cause to be deposited with the Rights Agent, for payment to the Holders, when payable in accordance with the terms of this Agreement, the Milestone Payment Amount to be made to each Holder in accordance with Section 2.4(a) hereof (other than Equity Award Holders, in respect of which the Milestone Payment Amount shall be paid in accordance with Section 2.4(b) hereof and Section 2.9(c) of the Merger Agreement). Such amounts shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due.

Section 4.3            Assignment Transactions; Change in Control.

(a)            Parent shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction in which material commercialization rights to the Product in the U.S. or the obligations set forth in Section 4.4 of this Agreement are transferred other than to an Affiliate of Parent, unless (i) the acquiring Person (each such Person, an “Assignment Transaction Acquiror”) is either (x) one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue, or (y) a pharmaceutical or biotechnology company with a regulatory and scientific infrastructure comparable to that used by Parent to pursue the Milestone for the Product at such time and (ii) Parent has delivered to the Rights Agent an Officer’s Certificate stating that such condition precedent has been complied with. In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a) in which the Assignee assumes all of Parent’s obligations hereunder, Parent may elect to be released from any and all obligations hereunder only if the Assignment Transaction Acquiror in connection with such an Assignment Transaction expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A, the due and punctual payment of the Milestone Payment and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent to be performed or observed.

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(b)            Notwithstanding Section 4.3(a), Parent may, in its sole discretion and without the consent of any other party, consummate any Change in Control; provided, that Parent will cause the Person acquiring Parent to expressly assume in writing Parent’s obligations, duties and covenants under this Agreement to the extent not effected by operation of law. No later than five (5) Business Days following the consummation of any Change in Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change in Control complies with this Section 4.3(b) and that all conditions precedent herein relating to such transaction have been satisfied.

Section 4.4            Books and Records. Parent shall, and shall cause its Subsidiaries to, keep records in sufficient detail to determine compliance with the terms of this Agreement.

Section 4.5            Commercially Reasonable Efforts. During the Milestone Period, Parent shall, and shall cause its Subsidiaries to, use Commercially Reasonable Efforts to achieve the Milestone prior to the end of the Milestone Period. In furtherance of the foregoing, unless required or requested by the FDA, Parent shall not, and shall cause its Subsidiaries not to, voluntarily propose to the FDA that Parent or any Subsidiary conduct additional studies or clinical trials as a requirement for Full Regulatory Approval (excluding, for the avoidance of doubt, the BOLD Study). It is understood that the number of subjects in the BOLD Study will be increased and such increase, and any actions and changes reasonably required in connection with such increase, shall not be deemed to be a violation of this Section 4.5.

Article V

Amendments

Section 5.1            Amendments without Consent of Holders.

(a)            Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(1)            to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(2)            to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

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(3)            to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(4)            as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided, that, such amendments do not adversely affect the interests of the Holders;

(5)            to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.10;

(6)            subject to Section 4.3, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent contained herein;

(7)            to evidence the assignment of this Agreement by Parent as provided in Section 4.3; or

(8)            any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b)            Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2            Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of the Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)            Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3            Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

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Section 5.4            Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article VI

Miscellaneous and General

Section 6.1            Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent to each Holder of the Milestone Payment Amount required to be paid under the terms of this Agreement in accordance with Section 2.4(a), and (b) the expiration of the Milestone Period. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 6.2            Notices to the Rights Agent and Parent. All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this Agreement by either Party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by electronic mail or overnight courier to such Party, in the case of mail or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to Parent:

Ipsen Biopharmaceuticals, Inc.

One Main Street, 02412 Cambridge MA

Attn: Stewart Campbell, EVP and President North America

E-mail: stewart.campbell@ipsen.com

If to Guarantor:

Ipsen Pharma SAS

65 Quai Georges Gorse

92100 Boulogne-Billancourt, France

Attn: Francois Garnier, EVP General Counsel and Chief Business Ethics Officer

E-mail: francois.garnier@ipsen.com

In each case, with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

1152 15th Street NW

Washington, DC 20005

Attention: Tony Chan

E-mail:  tychan@orrick.com

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If to Rights Agent:

[●]

[Address]

Attention: [●]

Email: [●]

With a copy to (which shall not constitute notice):

[●]

[Address]

Attention: [●]

Email: [●]

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. All such notices, requests, instructions, demands, waivers and other communications or documents give as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon transmission, if sent by email transmission prior to 6:00 p.m. recipient’s local time; the Business Day following the date of transmission, if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.3            Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.4            Governing Law; Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties expressly acknowledge and agree that (i) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware law to this Agreement, the relationship of the Parties and the interpretation and enforcement of the rights and duties of the Parties hereunder, (ii) the Parties have a reasonable basis for the application of Delaware law to this Agreement, the relationship of the Parties and the interpretation and enforcement of the rights and duties of the Parties hereunder, (iii) no other jurisdiction has a materially greater interest in the foregoing and (iv) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware law hereunder, would have an interest in the foregoing.

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(b)            Subject to Section 6.4(d), in any action or proceeding arising out of or relating to this Agreement, each of the Parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.4(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (iii) agrees that any Legal Proceeding arising in connection with or relating to this Agreement shall be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any Legal Proceeding relating to this Agreement in any court other than the Chosen Courts. Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 6.2; provided, however, that the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, that nothing in the foregoing shall restrict either Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.4(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.4(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

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(d)            EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.5            Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 6.6            Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

6.8 Third-Party Beneficiaries; Action by Acting Holders. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who (along with all other Holders) are intended third-party beneficiaries hereof. Parent and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. Except for the right of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. The Parties hereto hereby agree that irreparable damage may occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Parent or Assignee (as such term is defined below), on the one hand, or the Rights Agent or the Acting Holders, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent or Assignee, on the one hand, and the Rights Agent or the Acting Holders, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to seek specific enforcement of the terms and provisions of this Agreement.

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Section 6.7            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 6.8            Assignment. This Agreement shall not be assignable; provided, however, that (a) Parent may assign this agreement to a Person (each such Person, an “Assignee”) (i) which is a direct or indirect wholly-owned subsidiary of Parent (provided, that Parent remains jointly and severally liable), (ii) with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.3.

Section 6.9            Benefits of Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Parent may, in its sole discretion, at any time, offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

Section 6.10            Legal Holidays. In the event that the Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

Section 6.11            Interpretation; Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)            The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

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Section 6.12            Guarantee.

(a)            As a material inducement to the Rights Agent entering into this Agreement and consummating the transactions contemplated hereby, Guarantor hereby irrevocably and unconditionally guarantees to the Rights Agent the full and timely performance and satisfaction of Parent’s obligations as set forth in this Agreement, in each case as and when due. If, for any reason whatsoever, Parent shall fail or be unable to make full and timely payment as set forth in this Agreement or perform any of its obligations under this Agreement, such payment or obligations shall be due and payable for the purposes hereof and Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, Parent’s obligations hereunder. The foregoing obligation of Guarantor constitutes a continuing guarantee of payment and performance (and not merely of collection), and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor and including any amendment, extension, modification or waiver of any of Parent’s payment or other obligations hereunder, or any insolvency, bankruptcy, liquidation or dissolution of Parent or any assignment thereby. Without limiting the generality of the foregoing, Guarantor agrees that its obligations under this Section 6.12 are independent from those of Parent and its liability shall extend to all liabilities and obligations that constitute part of Parent’s payment and other obligations hereunder, irrespective of whether any action is brought against Parent or whether Parent is joined in any such action or actions. To the fullest extent permitted by applicable Legal Requirements, Guarantor hereby expressly and irrevocably waives any and all rights and defenses arising by reason of any Legal Requirement that would otherwise require any election of remedies by the Rights Agent in connection with Guarantor’s guarantee hereunder (provided, that nothing set forth in this Agreement shall constitute a waiver of any rights or defenses of Parent or Guarantor under this Agreement).

(b)            None of Guarantor’s obligations hereunder shall be assigned by Guarantor in whole or in part without the prior consent of the Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, and any such assignment without such consent shall be null and void.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

IPSEN BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

IPSEN PHARMA SAS

By:
Name:
Title:

[Rights Agent]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [●] (this “Agreement”), between Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Assignor”) and [●], a [●] [●] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and [●], as Rights Agent (the “Rights Agent”), are parties to a Contingent Value Rights Agreement dated as of [●], 2023 (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee the due and punctual payment of the Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.            Assignment. Effective as of [●] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of the Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2.            Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of the Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3.            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IPSEN BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (g) below. Accordingly, notwithstanding any other provision of the Agreement or the Offer to the contrary, but subject to Merger Sub’s right and obligation to extend the Offer pursuant to the terms of the Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by this Agreement, may (i) terminate the Offer: (A) upon termination of this Agreement; and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c)) or (ii) amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses (b) through (g) below shall not be satisfied or waived in writing by Parent:

(a)            there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned Subsidiaries (including Merger Sub) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b)            (i) the representations and warranties of the Company as set forth in Section 3.1 (Due Organization; Subsidiaries) (other than the third and fifth sentences of Section 3.1(c)), Section 3.20 (Authority; Binding Nature of Agreement) and Section 3.24 (Financial Advisors) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects at and as of the Offer Acceptance Time as if made at and as of such time (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualification and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii)            the representations and warranties of the Company as set forth in Section 3.5(a) (Absence of Changes) shall have been accurate as of the date of this Agreement and shall be accurate at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(iii)            the representations and warranties of the Company as set forth in Section 3.3(a) and the first sentence of Section 3.3(c) (Capitalization) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made at and as of such time, other than de minimis inaccuracies (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable de minimis standard as set forth in this clause (b)(iii)) only as of such date); and

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(iv)            the representations and warranties of the Company as set forth in this Agreement (other than those referred to in clauses (i), (ii) and (iii) above) shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made at and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (except in the case of the standard for what constitutes a defined term hereunder and the use of such defined term herein) and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(c)            the Company shall have complied with, or performed, in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)            Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an executive officer of the Company confirming that the conditions set forth in clauses (b) and (c) above have been duly satisfied;

(e)            (1) any waiting period (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated and no agreement with a Governmental Body not to consummate the Offer or Merger for any period of time shall be in effect and (2) any consents or approvals of any Governmental Body required in connection with the filings or notifications set forth in Section 6.2(c) of the Company Disclosure Schedule shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be;

(f)            there shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, that Parent and Merger Sub shall not be permitted to invoke this clause (f) unless they shall have taken all actions required under this Agreement to avoid any such order or have any such order lifted (each of the conditions in clauses (e) and (f) (in case of clause (f), as such condition relates to the HSR Act), the “Regulatory Condition”); and

(g)            this Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

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